EXHIBIT 10.1

CONSENT TO SUBLEASE

     THIS CONSENT TO SUBLEASE (“Consent”) is made as of this ____ day of August, 2002, by and among Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18 (“Landlord”), PartMiner, Inc., a New York corporation (“Tenant”) and Vesture Enterprises, a Colorado limited liability company (“Subtenant”).

BACKGROUND

     A. Tenant is leasing that certain real property (the “Premises”) from Landlord pursuant to the terms of that certain lease dated as of September 5, 2000, as amended by First Amendment to Lease dated June 15, 2001 (as amended from time to time, the “Main Lease”). Under which Landlord leased to Tenant the Building commonly known as Peakview Plaza located at 7807 East Peakview Avenue. The Premises are more specifically described on Exhibit A attached hereto.

     B. Tenant desires and has agreed to sublease a portion of the Premises consisting of 11,748 rentable square feet as shown and marked on the floor plan attached to the Sublease (the “Sublet S ace”) to Subtenant. Subtenant desires and has agreed to sublease the Sublet Space under a Sublease dated as of August 9 2002 (the “Sublease”) from and after August 15, 2002 (the “Effective Date”).

     C. Pursuant to the terms of the Main Lease, Tenant now seeks Landlord’s consent to such subletting.

AGREEMENT

     1. Landlord hereby consents to the subletting by Tenant to Subtenant, pursuant to the Sublease, a copy of which is attached hereto, of the Sublet Space, such consent being subject to and upon the following terms and conditions, to each of which Tenant and Subtenant expressly agree:

     2. Nothing contained in this Agreement shall:

          (a) operate as a consent to or approval or ratification by Landlord of any of the provisions of the Sublease or as a representation or warranty by Landlord, and Landlord shall not be bound or estopped in any way by the provisions of the Sublease;

          (b) be construed to modify, waive or affect (i) any of the provisions, covenants or conditions in the Main Lease, (ii) any of Tenant’s obligations under the Main Lease, or (iii) any rights or remedies of Landlord under the Main Lease or otherwise or to enlarge or increase Landlord’s obligations or Tenant’s rights under the Main Lease or otherwise. Without limiting the generality of the foregoing, nothing contained in this Agreement shall be construed to modify, waive or affect Landlord’s rights under subparagraph 3.4 of the Main Lease to collect Additional Rent from Tenant based on rent payable to Tenant from Subtenant, and Landlord expressly reserves its rights to collect such sums if, as and when they become due and payable; or

          (c) be construed to waive any present or future breach or default on the part of Tenant under the Main Lease. In case of any conflict between the provisions of this Agreement and the Provisions of the Sublease, the provisions of this Agreement shall prevail unaffected by the Sublease.

     3. This Consent is not assignable.

     4. The Sublease shall be subject and subordinate at all times to the Main Lease and all of its provisions, covenants and conditions. In case of any conflict between the provisions of the Main Lease and the provisions of the Sublease, the provisions of the Main Lease shall prevail unaffected by the Sublease.

     5. Neither the Sublease nor this Consent thereto shall release or discharge the Tenant from any liability under the Main Lease and Tenant shall remain liable and responsible for the full performance and observance of all of the provisions, covenants and conditions set forth in the Main Lease on the part of Tenant to be performed and observed. Any material breach or violation of any provision of the Main Lease by Subtenant shall be deemed to be and shall constitute a default by Tenant in fulfilling such provision.

     6. This Consent by Landlord shall not be construed as a consent by Landlord to any further subletting either by Tenant or Subtenant or to any expansion or modification of the Sublet Space or to any modification or amendment to the Sublease. The Sublease may not be assigned, modified, amended, renewed or extended nor shall the Premises or Sublet Space, or any part thereof, be further sublet without the prior written consent of the Landlord thereto in each instance.

     7. Upon expiration or any earlier termination of the term of the Main Lease, or in any case of the surrender of the Main Lease by Tenant to Landlord, except as provided in the next succeeding sentence, the Sublease and its term shall expire and come to an end as of the effective date of such expiration, termination, or surrender and Subtenant shall vacate the Sublet Space on or before such date. If the Main Lease shall expire or terminate during the term of the Sublease for any reason other than condemnation or destruction by fire or other cause, or if Tenant shall surrender the Main Lease to Landlord during the term of the Sublease, Landlord, in its sole discretion, upon written notice given to Tenant and Subtenant not more than thirty (30) days after the effective date of such expiration, termination or surrender, without any additional or further agreement of any kind on the part of Subtenant, may elect to continue the Sublease with the same force and effect as if Landlord as lessor and Subtenant as lessee had entered into a lease as of such effective date for a term equal to the then unexpired term of the Sublease and containing the same terms and conditions as those contained in the Sublease, Subtenant shall attorn to Landlord and Landlord, and Subtenant shall have the same rights, obligations and remedies thereunder as were had by Tenant and Subtenant thereunder prior to such effective date, respectively, except that in no event shall Landlord be

               (a) liable for any act or omission by Tenant, or

               (b) subject to any offsets or defenses which Subtenant had or might have against Tenant,

               (c) bound by any rent or additional rent or other payment paid by Subtenant to Tenant in advance, or

               (d) bound by any amendment to the Sublease not consented to by Landlord.

     Upon expiration of the Sublease pursuant to the provisions of the first sentence of this paragraph 7, in the event of the failure of Subtenant to vacate the Sublet Space as therein provided, Landlord shall be entitled to all the rights and remedies available to a landlord against a tenant holding over the expiration of a term.

     8. Both the Tenant and Subtenant shall be and continue to be liable for all bills rendered by Landlord for charges incurred by or imposed upon Subtenant for services rendered and materials supplied to the Sublet Space. If a separate submeter shall be installed to measure electric current furnished to the Sublet Space, then payment for the current so furnished shall be made by Subtenant directly to Landlord as and when billed and furnishing of such current shall be in accordance with and subject to all of the applicable terms, covenants and conditions of the Main Lease.

     9. Any notice or communication with any party hereto may desire or be required to give to any other party under or with respect to this Consent shall be given by prepaid certified mail addressed to such other party, in the case of Landlord at its address set forth below, and in the case of Tenant or Subtenant at the address set forth below, or in any case at such other address as such other party may have designated by notice given in accordance with the provisions of this paragraph. The time when such notice or communication shall be deemed to have been given shall be five (5) days after such mailing.

     10. In the event that Landlord places the enforcement of the Main Lease or Sublease, or any part thereof, or the collection of any rent or other sums due, or to become due thereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs. In any action which Landlord brings to enforce its rights under the Main Lease or Sublease, should Landlord prevail, Tenant shall pay all costs incurred by Landlord including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.

     11. Notwithstanding any language to the contrary in the Sublease and except for the security deposit under paragraph 9 of the Sublease in the amount of two (2) months’ rent, Tenant and Subtenant expressly acknowledge and agree that Tenant shall not collect from Subtenant, and Subtenant shall not pay to Tenant, any rent under the Sublease more than one (1) month in advance of its due date.

     12. In accordance with subparagraph 4.16.2 of the Main Lease, Tenant has agreed to pay Landlord’s reasonable attorneys’ fees incurred in the review of such documentation and in documenting Landlord’s consent, plus an administrative fee of $350.00 as Landlord’s fee for processing such proposed assignment or sublease. Tenant has already deposited with Landlord the sum of $350 as Landlord’s administrative fee and shall promptly pay, after receipt of invoice, Landlord’s reasonable attorneys’ fees incurred in connection with this Consent.

     13. This Consent shall be construed in accordance with the laws of the State of Colorado, contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or terminated orally or by course of conduct.

     14. Landlord acknowledges that the terms of subparagraph 4.15 of the Main Lease, entitled Waiver of Subrogation, shall apply to Subtenant, its agents, employees or contractors.

DATED this    day of August 2002.

Landlord’s Designated Address:	LANDLORD:

c/o Kennedy Associates Real Estate	MULTI-EMPLOYER PROPERTY TRUST, a trust
Counsel, Inc.	organized under 12 C.F.R. Section 9.18
Attn: Greg Skinner
1215 Fourth Avenue, Suite 2400	By: Kennedy Associates Real Estate Counsel,
Seattle, WA 98161	Inc.,
Facsimile: 206-882-4769
By: /s/ Michael R. McCormick
and to:	Name: Michael R. McCormick

Its: Vice President

Riggs & Company IMEPT	TENANT:
Attn: Patrick O. Mayberry
808-17th Street NW, 7th Floor	PARTMINER, INC., a New York corporation
Washington, D.C. 20006
Tenant’s Designated Address:	By: /s/ Michael R. Manley
Name: Michael R. Manley
PartMiner, Inc.	Its: President
Attn: General Counsel
80 Ruland Road
Subtenant’s Designated Address:	SUBTENANT:

7807 East Peakview Avenue	VESTURE ENTERPRISES, a Colorado limited liability
Attn: John Herbers	company
Suite #300
Englewood, Colorado 80111
By: /s/ Steven C. Robbins
Name: Steven C. Robbins
Its: Manager

Date: 9/2/02

Agreement of Sublease

1. Parties: This Sublease, dated as of the 22nd day of August 2002, is made by and between PartMiner, Inc., a New York corporation having an office at 80 Ruland Road Melville, NY 11747 Sublessor”), and Vesture Enterprises, LLC, a Colorado limited liability company, having an office at 7315 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (“‘Vesture”) and Independent Financial Systems, Inc., a Colorado corporation, having an office at 7315 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (“IFS ”)(“Vesture” and “IFS” collectively referred to hereinafter as “Sublessee”).

2. Master Lease:

Pursuant to the Lease Agreement (the “Master Lease”) dated as of September 5, 2000, as amended by the First Amendment to Lease dated June 15, 2001, Riggs & Company, a division of Riggs Bank N.A., as Trustee of the Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18, as Landlord, leased to PartMiner, Inc., a New York corporation, as Tenant, approximately 24,851 rentable square feet of space on the third floor, a diagram of which is shown on Exhibit A-1 attached hereto and incorporated herein (the “Prime Lease Premises”) of the building known as 7807 Peakview Avenue, Denver, Colorado (the “Building”).

     A copy of the Master Lease is attached hereto as Exhibit A. Terms not otherwise defined herein shall have the meanings given in the Master Lease.

     2.2 This Sublease is, and at all times shall be, subject and subordinate to the Master Lease.

     2.3 The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease, which are incorporated herein by reference, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. For purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used, it shall be deemed to mean or refer to Sublessor herein, and wherever in the Master Lease the word “Tenant” is used, it shall be deemed to mean or refer to Sublessee herein. Nothing in this Sublease (other than the obligations to assist in enforcement as described in Section 14.9 hereof) shall be construed to make Sublessor liable for the performance or nonperformance of any obligation of the Landlord under the Master Lease. Sublessee acknowledges that Sublessee has read and is familiar with all of the Master Lease, and hereby agrees to perform Sublessee’s Assumed Obligations (as defined in Section 2.5 below), and to be bound by the conditions and limitations, imposed on the Tenant under the Master Lease, insofar as such obligations, conditions, and limitations relate to the Sublease Premises as such premises are defined in Section 5 herein.

     2.4 Sublessee acknowledges that Sublessor has no responsibility for the provisions set forth in Sections 4.1, 4.3, 4.14, 4.17 and 4.24 and Exhibit G of the Master Lease, other than the obligations to assist in enforcement as described in Section 14.9 hereto. Failure on the part of Landlord to provide these services shall not be a default by Sublessor of its obligations under this Sublease. Notwithstanding the provisions of Section 2.3 hereof, the following provisions of the Master Lease are not incorporated herein: Sections 1.5, 1.6, 1.10, 1.12, 1.20, 1.23, 1.24, 1.28, 1.29, 1.32, 1.34, 1.38, 1.39, 1.41, 2.4, 2.5, 2.6, 2.9, 2.10, 3.3, 3.4, 4.1, 4.3, 4.14, 4.16, 4.17, 4.24, 4.26; 4.27, 5.4, Exhibit B, Exhibit C, Exhibit D, Exhibit F, Exhibit G, Exhibit H and Exhibit I. The foregoing exclusions shall in no way limit the obligations of Landlord to provide such services pursuant to the terms of the Master Lease.

     2.5 During the term of this Sublease, and all periods subsequent thereto for obligations that have arisen during the term of this Sublease, Sublessee hereby expressly assumes, and agrees to perform and comply with, for the benefit of Sublessor and Landlord, each and every obligation of Sublessor as Tenant under the Master Lease; provided that, such obligations shall be limited by all of the following:

          (i) Sublessee is expressly not assuming any obligations of Sublessor under the Master Lease that apply to portions of the Premises defined in the Master Lease other than the Sublease Premises, which Sublessee’s obligations shall be limited only to those applicable to the Subleased Premises;

          (ii) Sublessee is expressly not assuming any obligations of Sublessor under the Master Lease that occurred (with respect to any obligation restricting or requiring actions) or were required to occur prior to August 15, 2002, or with respect to any payments under the Master Lease accruing and due and payable prior to August 15, 2002;

          (iii) Sublessor’s monetary obligations under the Master Lease shall be considered performed by Sublessee to the extent and in the amount that “Sublease Rent” is paid to Sublessor in accordance with Paragraph 8 hereof;

          (iv) Sublessee shall have no obligation to pay any portion of the Operating Costs and Taxes as defined in the Master Lease or any utilities used in the operation of the business; except that, Sublessee shall be solely responsible for all charges related directly or indirectly to Sublessee’s telephone, online and Internet usage, including without limitation, installation of telephone or cable lines, online connectivity charges, etc.

          (v) Sublessor shall comply with any obligations of Tenant contained in the following provisions of the Master Lease: Sections 1.5, 1.6, 1.10, 1.12, 1.20, 1.23, 1.24, 1.28, 1.29, 1.32, 1.34, 1.38, 1.39, 1.41, 2.4, 2.5, 2.6, 2.9, 2.10, 3.3, 3.4, 4.1, 4.3, 4.14, 4.16, 4.17, 4.24, 4.26, 4.27, 5.4, Exhibit B, Exhibit C, Exhibit D, Exhibit E, Exhibit F, Exhibit G, Exhibit H and Exhibit I;

          (vi) Sublessee does not assume or agree to perform any obligations arising or resulting from any default by Sublessor under the Master Lease.

     The obligations that Sublessee has assumed under this Paragraph 2.5 are referred to in this Sublease as the “Sublessee’s Assumed Obligations”.

     2.6 Sublessee agrees to indemnify and shall hold Sublessor and Landlord free and harmless of and from any liability, judgments, costs, damages, claims and demands, including reasonable attorney’s fees, arising out of Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations. Sublessor shall indemnify and hold Sublessee free and harmless of and from any liability, judgments, costs, damages, claims and demands, including reasonable attorney’s fees, arising out of Sublessor’s failure to comply with or perform its obligations under the Master Lease.

     2.7 Provided that Sublessee performs its obligations under this Sublease, Sublessor agrees to comply with all of its obligations under the Master Lease, including without limitation, its obligation to pay the Base Rent and amounts payable under Section 3 of the Master Lease. Sublessor agrees that it will not terminate the Master Lease (except in the event of casualty or condemnation pursuant to an express right of termination provided with respect to such occurrences in the Master Lease), or modify or further amend the Master Lease in any manner which would adversely affect Sublessee or the Sublease Premises, and any such modification or amendment, as between Sublessor and Sublessee, shall be void and of no force or effect. In no event shall Sublessor be obligated to exercise any option to renew the Master Lease.

     2.8 Sublessor represents and warrants to Sublessee that, as of the date hereof, (i) the Master Lease is in full force and effect; (ii) the Master Lease has not been modified or amended except as expressly set forth herein; (iii) Sublessor has not heretofore entered into any assignment of the Master Lease or any sublease of the Sublease Premises that has not previously expired that might have any adverse impact on this Sublease; (iv) upon Landlord’s consent to this Sublease in accordance with the provisions of this Sublease, Sublessor has full right and authority to enter into this Sublease and Sublessee shall and may, subject to the terms and provisions of this Sublease, peacefully and quietly have, hold and enjoy the Sublease Premises without interference by any person claiming by, through or under Sublessor, so long as Sublessee pays all of the Monthly Base Sublease Rent due hereunder and provided that Sublessee performs all Sublessee’s covenants and agreements contained herein and in the Master Lease as herein incorporated; and (v) that no material default exists on the part of Sublessor or, to the knowledge of Sublessor, the Landlord.

3. Default:

     (a) Sublessee agrees that it shall be an event of default (“Event of Default”) under this Sublease if Sublessee fails to pay rent as and when provided for herein or otherwise fails to perform any obligation hereunder or fails to perform any of Sublessee’s Assumed Obligations and such failure would constitute an Event of Default by the Tenant under the Master Lease, regardless of whether or not the Landlord seeks to enforce the applicable default provisions of the Master Lease; provided, however, that Sublessee shall be entitled to such notice as is provided for in the Master Lease from Sublessor and/or Landlord of such default and an opportunity to cure in accordance with the terms of the Master Lease; provided, further, however, that any such cure period afforded to Sublessee shall be three (3) days less than the cure period afforded to Sublessor as tenant. Upon the occurrence of an Event of Default (and after the expiration of all applicable cure periods, if any) by Sublessee, (i) Sublessor shall have all remedies afforded to the Landlord under Section 5.2 of the Master Lease, or otherwise available at law or equity, and (ii) subject to compliance by Sublessor with applicable law regarding tenant eviction upon a tenant default, Sublessee agrees that it will immediately vacate the Premises upon written request of the Sublessor. The parties recognize and agree that Sublessee’s agreement to abide by the above-described terms and conditions is a material factor in Sublessor’s agreement to enter into this Sublease. By execution hereof, Sublessee, to the maximum extent allowable under Colorado law, hereby waives its rights to dispute Sublessor’s right to possession of the Premises upon the occurrence of such an uncured default.

     (b) Sublessor agrees that it shall be a Sublessor “Event of Default” under this Sublease if Sublessor takes any action or fails to perform any action or condition that would constitute an Event of Default by the Tenant under the Master Lease, subject to any applicable cure period provided in the Master Lease to cure Tenant Events of Default.

4. Sublessee Cooperation: In the event that after the expiration of this Sublease, or upon lawful termination of this Sublease for any reason whatsoever, Sublessee remains in possession of the Sublease Premises without execution of a new agreement under which Sublessee may lawfully use and occupy the same, such holding over shall not be deemed to extend the term of this Sublease or renew this Sublease, and Sublessee shall, upon demand of Sublessor, be obligated to pay for such period of unlawful use and occupancy an amount equal to 200%0 of the amount that would otherwise be due under Paragraph 8 of this Sublease. Sublessee acknowledges that Sublessee’s failure to surrender possession of the Sublease Premises immediately upon the expiration of this Sublease may constitute a default by Sublessor under the Master Lease and subject Sublessor to liability to the Landlord. Accordingly, if Sublessee remains in possession of the Sublease Premises after the expiration of this Sublease without the written consent of both Sublessor and the Landlord, then Sublessee shall be deemed to have detained the Premises unlawfully. Sublessee hereby agrees to indemnify Sublessor and hold Sublessor harmless against any loss, claim, damage or expense that may be asserted against or incurred by Sublessor in connection with Sublessee’s failure to surrender possession of the Sublease Premises immediately upon the expiration of this Sublease. In the absence of a written agreement to the contrary, no tender by Sublessee, and no acceptance by Sublessor or the Landlord, of any payment after the expiration of this Sublease, whether designated as rent or otherwise, shall be deemed to evidence or give rise to a tenancy of any kind, but instead shall be construed as a payment on account of damages resulting from Sublessee’s unlawful detention of the Sublease Premises.

5. Subleased Premises: Sublessor hereby subleases to — Sublessee, and Sublessee hereby subleases from Sublessor the following rentable square feet located on the third floor of the Prime Lease Premises and as shown in the diagram which is attached as Exhibit B attached hereto:

     (a) From the Commencement Date (defined below) until November 14, 2002 approximately 8,044 rentable square feet, as indicated on Exhibit B;

     (b) From November 15, 2002 until January 14, 2003 approximately 10,000 rentable square feet, as indicated on Exhibit B;

     (c) From January 15, 2003 to the Expiration Date (defined below) approximately 11,748 rentable square feet (subject to prior floor plan approval by Sublessor’s architect, which approval shall not be unreasonably withheld), as indicated on Exhibit B.

     (d) Notwithstanding the foregoing, the parties agree that (i) Sublessor shall be entitled to use the main conference room located immediately to the west of the Main Reception Area, subject to the approval of Sublessee, such approval not to be unreasonably withheld, delayed or conditioned, (ii) Sublessee shall be entitled to use the kitchen area located immediately to the east of the Main Elevator Lobby, subject to the approval of Sublessor, such approval not to unreasonably withheld, delayed or conditioned, and (iii) for the avoidance of doubt, Sublessor shall have complete and unfettered access to and use of the large training room located to the south of the Main Elevator Lobby.

6. Term:

     6.1 Term: The term of this Sublease shall be for forty-three (43) months commencing on August 15, 2002 (''Commencement Date”) and ending March 15, 2006 (“Expiration Date”) (the period from the Commencement Date and to the Expiration Date hereinafter called the “Term”), unless sooner terminated pursuant to any provision hereof. Sublessee shall have no right to renew the Term of this Sublease nor shall Sublessee have any right of first offer with respect to any other space, except as specifically agreed to by the Landlord in the consent agreement.

     6.2 Delay in Commencement: Notwithstanding the provisions of Paragraph 6.1 above, if for any reason, Sublessor cannot provide telephone, online or Internet access to the Sublease Premises on the Commencement Date provided in such paragraph, Sublessor shall not be -subject to any liability on account of such failure to deliver, nor shall such failure affect the validity of this Sublease or the obligations of Sublessee hereunder or extend the term hereof; provided, however, Sublessor hereby agrees to use reasonable efforts to complete access to telephones and online or Internet access to the Sublease Premises at Sublessee’s sole expense. Any delay in the delivery of such access within the Sublease Premises shall not cause any extension of the Expiration Date. Such date shall remain at March 15, 2006.

     6.3 Early Occupancy: If Sublessee occupies the Sublease Premises prior to the Commencement Date, such occupancy shall be subject to all provisions of this Sublease and shall not advance the Expiration Date and Sublessee shall be required to pay rent effective upon the date of such occupancy. For purposes of the preceding sentence, construction work conducted in the Sublease Premises shall not constitute occupancy. Occupancy shall only take place at such time Sublessee is operating its business from the Sublease Premises. From the date of the execution of this Sublease Agreement, Sublessee’s agents and representatives shall have the right to access the Sublease Premises for the purpose of making improvements to the Sublease Premises, installing computer lines, phone lines, and similar items, and for such other purposes as may be necessary or desirable to allow Sublessee the ability to begin business operations at the Sublease Premises on or before the Commencement Date.

     6.4 Sublessee Improvements: Sublessee agrees to take the Sublease Premises in their “As Is” condition, subject to Sublessor’s obligation to construct the demising walls in accordance with the attached drawings. Once Sublessee has occupied 11,748 square feet of rentable floor space, but no later than six (6) months from the Commencement Date, Sublessor shall cause to be constructed, at its sole expense, the demising walls using construction quality as reasonably required by Landlord (but in no event of lesser quality than is currently existing for interior walls of the Premises), generally in the location set forth on Exhibit E, but subject to the final approval of Landlord. Sublessee shall have the right to undertake such alterations as are necessary to complete two (2) additional offices in the southwest comer of the Sublease Premises; provided, however, Sublessor shall have the right to review and approve plans and specifications for any such alteration and such alteration shall be undertaken in accordance with all applicable terms and provisions of the Master Lease.

7. Assignment and Subletting: Sublessee shall have no right to assign this Sublease or sublet all or any portion of the Sublease Premises, or permit the Sublease Premises to be used by any person other than Sublessee, without the express written consent of Sublessor and Landlord, such consent, as to the Sublessor, shall not be unreasonably withheld. Sublessor is under no obligation to consent if the Landlord does not consent. Any attempted assignment or sublease in violation of this provision shall be null and void and be deemed a material breach of this Sublease. The consent of Sublessor or Landlord to any assignment or sublease shall not be construed as a waiver or release of Sublessee from the terms of any covenant or obligation under this Sublease, nor shall the collection or acceptance of rent from any transferee under an assignment or sublease constitute acceptance of the assignment or sublease, nor shall Sublessor’s or Landlord’s consent to any assignment or sublease be construed to relieve Sublessor from the requirement of obtaining the consent in writing of Landlord or Sublessor to any further assignment or sublease. Notwithstanding the foregoing to the contrary, Sublessor acknowledges and consents to the use of the Sublease Premises by Integrated Financial Systems, Inc. who is engaged in common business with Sublessee and who will share in the rental obligation hereunder; provided that, Sublessor shall receive one check each month for the total rent due under this Sublease and Sublessee shall provide a single point of contact, which contact shall have appropriate authority to make decisions for all entities sharing use of the Sublease Premises.

8. Sublease Rent:

     8.1 Sublease Rent: Sublessee shall pay to Sublessor a Base Rental Rate of Sixteen dollars ($16.00) per rentable square foot per year with 2% compounded annual escalations (“Sublease Rent”). Such Sublease Rent shall, therefore, be at the following rates per rentable square foot in the Sublease Premises:

First 12 months	$16.00 per rentable square foot

Second 12 months	$16.32 per rentable square foot

Third 12 months	$16.65 per rentable square foot

     Last 4 months and 2 weeks $16.98 per rentable square foot

     Such amount per rentable square foot shall be multiplied by the amount of rentable square feet in the Sublease Premises during the particular period referenced in Section 5 hereof.

     Sublessor shall have the right to direct Sublessee to pay any Sublease Rent directly to Landlord with the request that Landlord shall credit such amounts to the Base Rent due for the Prime Lease Premises pursuant to the Master Lease. Upon the occurrence of an Event of Default by Sublessor, Sublessee shall have the right, subject to the approval of Landlord, to pay the Sublease Rent set forth in this Sublease to Landlord directly, in which event, Landlord shall credit such amounts as provided in the Master Lease with respect to payments of rent by Sublessor.

     8.2 Payment of Sublease Rent: Sublessee agrees to pay, and Sublessor agrees to accept, Sublease Rent in equal monthly installments, in advance. Sublessee shall pay the Sublease Rent for the half-month of August and the month of September 2002 prior to occupancy. Beginning. on October 1, 2002, Sublease Rent for each month of the term of this Sublease shall be due and must have been received by Sublessor not later than the first day of the month. Sublease Rent shall be payable in lawful money of the United States at the address stated herein, or to such other persons or at such other places as Sublessor may designate, in writing, to Sublessee. Sublease Rent for any period during the term of this Sublease that is less than a full month shall be a pro rata portion of the Sublease Rent otherwise provided for in this Sublease.

     Sublessee shall pay the Sublease Rent set forth in this Sublease promptly as and when same shall become due and payable, without notice or demand therefore and without any abatement, deduction or setoff whatsoever. In the event Sublessee fails for any reason to pay when due any Sublease Rent required hereunder, such obligation to pay shall extend beyond and shall survive the Expiration Date or sooner termination of this Sublease.

9. Security Deposit: Sublessee shall deposit with Sublessor upon execution hereof a sum equal to the last two (2) months of Sublease Rent (i.e. $33,246.$4) (the “Deposit”) as security for Sublessee’s faithful performance of Sublessee’s obligations under this Sublease. Sublessor may commingle the Deposit with other funds of Sublessor. If the entire Deposit has not been utilized, the remaining amount will be refunded to Sublessee, without interest, within 30 days after full performance of this Sublease by Sublessee. Sublessee agrees that, in the event that Sublessee defaults, beyond all applicable grace and cure periods after notice, in respect of any terms, provisions, conditions and covenants of this Sublease or the Master Lease, Sublessor may apply the whole or any part of the Deposit as the case may be, to the extent required for the payment of rent or additional rent, or any other sums as to which Sublessee is in default, or for any sum that Sublessor may expend by reason of Sublessee’s default. If and to the extent Sublessor uses all or any portion of the Deposit, Sublessee shall, within ten (10) days of notice by Sublessor, replenish such Deposit to the original amount thereof so that at all times during the Term Sublessor is in possession of a full Deposit amount.

10. Use of Premises:

     10.1 Use: The Sublease Premises shall be used only for general office space in accordance with Section 1.26 of the Master Lease.

     10.2 Compliance With Law: Sublessee hereby accepts the Sublease Premises “as is”, however, the Sublease Premises will be delivered in clean condition, but subject to all applicable zoning, municipal, county, federal and state laws, ordinances and regulations governing or regulating the use or occupancy of the Sublease Premises, and Sublessee accepts this Sublease subject thereto and to all matters disclosed hereby and by any exhibits attached hereto. Sublessee acknowledges that neither Sublessor nor its agents have made any representations or warranties as to the suitability of the Sublease Premises for the conduct of Sublessee’s business.

11. Furniture & Phones: Sublessee shall have the right to use all phones, phone equipment and furniture currently located in the Sublease Premises throughout the Term of this Sublease. All such phones, phone equipment and furniture is provided to Sublessee in its “As Is” condition. An inventory of such phones, phone equipment and furniture is attached hereto as Exhibit C (“Furniture”). Sublessor shall have no obligation to maintain or repair any such furniture or equipment during the Term hereof. Effective upon the Commencement Date, Sublessor hereby agrees to sell and Sublessee hereby agrees to purchase the Furniture on the terms and conditions contained in this Section 11. The purchase price for the Furniture is twenty percent (20°0) of the Furniture’s original cost, which cost is $236,672.39 (the “Purchase Price”). The Purchase Price shall be paid in the form of a promissory note (the “Note”), substantially in the form of Exhibit D attached hereto, executed by Sublessee and delivered to Sublessor on or before the Commencement Date, which Note shall be interest free payable in one lump sum on the earlier to occur of (i) January 1, 2006, or (ii) any Event of Default by Sublessee under this Sublease. The Note shall be secured by the Furniture sufficient to make Sublessor a secured creditor with respect to the Furniture. Contemporaneously with the delivery of the Note and the Commencement Date, Sublessor shall deliver to

Sublessee a Bill of Sale conveying the Furniture to Sublessee. Sublessee shall reimburse Sublessor for all reasonable costs of filing and perfecting Sublessor’s security interest in the Furniture.

12. Attorneys’ Fees: If either Sublessor or Sublessee brings any action or proceeding, whether legal, equitable or administrative, to enforce rights and obligations under this Sublease, or to declare rights hereunder, the prevailing party in any such action or proceeding shall be entitled to recover from the other party reasonable attorneys’ fees and costs of suit, in addition to any other relief allowed by the court.

13. Notices from Landlord. Whenever Landlord provides Sublessor with any written notice of a material default regarding the Sublease Premises pursuant to the terms of the Master Lease, Sublessor shall promptly provide a copy of such notice to Sublessee. Failure to provide any such notice shall not be deemed as an Event of Default hereunder.

14. Additional Provisions:

     14.1 Insurance: Sublessee shall maintain at its sole cost and expense, at all times during the Term, adequate insurance to cover Sub lessor’s/Tenant’s obligations pursuant to Section 4.13 of the Master Lease. Sublessee shall name Landlord, Landlord’s managing agent, Landlord’s mortgagee (and any other party designated by Landlord) and Sublessor as additional insureds in said policy or policies. Sublessee shall furnish to Sublessor a certificate or certificates of insurance or other reasonably satisfactory evidence confirming that such insurance is in effect as of or before the Commencement Date of this Sublease, and, upon request, at reasonable intervals thereafter.

     14.2 Indemnification:

          (a) Sublessee shall indemnify and hold Sublessor and Landlord harmless from and against any and all claims, loss, damages, costs and expenses, including reasonable attorney’s fees and related disbursements, arising from the acts or omissions of Sublessee, its employees, contractors, and agents, and from the conduct or management of the business conducted by Sublessee in the Sublease Premises or from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease, or from the negligence or willful misconduct of Sublessee, its agents, contractors, servants, employees, concessionaires or licensees in or about the Sublease Premises. In case any action or proceeding is brought against Sublessor by reason of any such claim, Sublessee, upon notice from Sublessor, covenants to defend diligently such action or proceeding, and to retain legal counsel reasonably satisfactory to Sublessor in connection therewith.

          (b) Sublessor shall indemnify and hold Sublessee and Landlord harmless from and against any and all claims, damages, cost and expenses, including reasonable attorney’s fees, arising from any breach or default on the part of Sublessor in the performance of any covenant or agreement on the part of Sublessor to be performed pursuant to the terms of this Sublease, or from the negligence or willful misconduct of Sublessor, its agents, contractors, servants, employees, concessionaires or licensees in or about the Sublease Premises. In case any action or proceeding is brought against Sublessee by reason of any such claim, Sublessor, upon notice from Sublessee, covenants to defend diligently such action or proceeding, and to retain legal counsel reasonably satisfactory to Sublessee in connection therewith.

     14.3 Notices: Any notice required or permitted to be given under this Sublease, including any change of address for purpose of giving notice, shall be in writing, and shall be given by personal delivery, or by certified mail, return receipt requested, or by commercial overnight courier, in each case addressed to the party to whom such notice is given at the address of such party indicated next to each party’s signature at the end of this Sublease.

     14.4 Parking and Signage: Sublessee shall have access to its pro rata share (i.e., 32% from commencement through November 14, 2002; 40% from November 15, 2002 until January 14, 2003 and 47% for the remainder of the Term) of Sublessor’s allowance of surface and covered parking spaces as detailed in and subject to any conditions or restrictions outlined in Sections 1.25 and 4.11 and other relevant provisions of the Master Lease. Sublessee shall also have the right to its pro rata share of the Sublessor’s allotted signage as detailed in and subject to any conditions or restrictions outlined in Section 4.23 of the Master Lease. Sublessee shall also be entitled to an equal allotment of signage with Sublessor in the Main Elevator Lobby and the Main Reception Area located immediately to the west of the Main Elevator Lobby.

     14.5 Brokerage Clause: Sublessee warrants and represents that (a) it dealt with no broker other than Patrick Henry or Fuller and Company and Michael A. Sponseller of Julien J. Studley, Inc. (collectively, the “Brokers”) in consummating this Sublease, and (b) no conversations or prior negotiations were had with any broker other than the Brokers concerning the leasing of the Sublease Premises. Commissions due the Brokers shall be paid by Sublessor pursuant to separate agreements. Sublessee agrees to hold Sublessor harmless from and against any claims for brokerage commission arising out of any conversations or negotiations had by Sublessee with any broker other than the Brokers.

     14.6 Incorporation of Prior Agreements: This Sublease incorporates all agreements of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, whether oral or written, pertaining to the subject matter hereof.

     14.7 Modifications: This Sublease may be modified or amended only by an instrument in writing, executed by both parties in interest hereunder.

     14.8 Governing Law; Severability: This Sublease shall be governed by and construed in accordance with the laws of the State of Colorado as that is where the Sublease Premises are located. If any term or provision of this Sublease is found by a court of competent jurisdiction to be void or unenforceable, such term or provision shall be deemed severed from the remainder of the terms and provisions of this Sublease, and such remainder shall remain in full force and effect, according to its terms, to the extent permitted by law.

     14.9 Enforcement of Rights: If Landlord defaults in any of its obligations under the .Master Lease, Sublessee shall be entitled to participate with Sublessor in any action undertaken by Sublessor in the enforcement of Sublessor’s rights against the Landlord. If Sublessor fails to take action promptly, whether legal action or otherwise, for the enforcement of Sublessor’s rights against Landlord, or fails to diligently pursue such action to completion (but Sublessor shall have no obligation to appeal any decisions), Sublessee shall have the right, at its own cost and expense, to take such action in its own name. With respect to any such action taken by Sublessee, Sublessor shall provide reasonable cooperation to Sublessee for purposes only of enforcing Tenant’s rights under the Master Lease against Landlord. All rights of Sublessor under the Master Lease with respect to the Sublease Premises shall be and are hereby, to the extent permitted by applicable law and the Master Lease, conferred upon Sublessee solely for this purpose, and Sublessee shall be subrogated to such rights to the extent permitted by applicable law and the Master Lease and to the extent they apply to the Sublease Premises. Sublessee shall defend, indemnify and hold Sublessor harmless from all claims, costs and liabilities, including attorney’s fees and costs, arising out of or in connection with any such action by Sublessee.

     14.10 Effectiveness: Consent of Landlord: Non-Disturbance: This Sublease shall be of no force or effect unless and until each party hereto has executed this Sublease and Landlord and Sublessor have executed the Consent to Sublease, which is attached hereto as Exhibit D. If Sublessee is required to cure a default caused by Sublessor in order to maintain occupancy of the Sublease Premises, Sublessor agrees to reimburse Sublessee for all amounts reasonably expended by Sublessee in curing Sublessor’s default.

     14.11 Counterparts: Facsimile: This Sublease may be executed by the Sublessor and Sublessee in counterparts and when so executed, such counterparts taken together shall be deemed to be a full and complete contract between the parties. The Consent to Sublease may be executed by the Landlord and Sublessor and when so executed, such counterparts taken together shall be deemed to be a full and complete contract between the parties. Signatures may be evidenced by facsimile and this Sublease shall be binding between the parties.

     14.12 Reasonableness Standard of Approvals. Any provision of this Sublease requiring the approval or consent of either party shall be deemed to require that such consent or approval shall not be unreasonably withheld, delayed or conditioned.

Designated Address for Sublessee:	SUBLESSEE:

VESTURE ENTERPRISES, LLC

By: /s/ John C. Herbers
Name. John C. Herbers
Title: Manager

INTEGRATED FINANCIAL SYSTEMS, INC.

By: /s/ John C. Herbers
Name: John C. Herbers
Title: President & CEO

Designated Address for Sublessor:	SUBLESSOR:

PartMiner, Inc.	PARTMINER, INC.
Attn: Chief Administrative Officer and General Counsel
80 Ruland Road	By: /s/ Michael R. Manley
Melville, New York 11747	Name: Michael Re. Manley
Facsimile: (631) 501-2880	Title: President

EXHIBIT A-1
PRIME LEASE PREMISES
See Attached.

MASTER LEASE
See attached.

13

PEAKVIEW

LEASE

     THIS LEASE (this “Lease”) is made as of` September 5, 2000 by and between

“Landlord”	RIGGS & COMPANY, a division of Riggs Bank N.A., as Trustee of the Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18

and

“Tenant”	PARTMINER, INC.

SECTION 1: DEFINITIONS

1.1	Definitions: Each underlined term in this section shall have the meaning set forth next to that underlined term.

1.2	Access Laws: The Americans With Disabilities Act of 1990 (including the Americans with .Disabilities Act Accessibility Guidelines for Building and Facilities) and alt other Governmental Requirements relating to the foregoing.

1.3	Additional Rent: Defined in paragraph captioned “Additional Rent”.

1.4	Base Amount Allocable to the Premises: Defined in paragraph captioned “Additional Rent”.

1.5	Base Rent: Base Rent shall be as follows:

(a)	from the Commencement Date through MONTH TWO 2); $0.00 per rentable square foot

(b)	MONTH THREE (3) through MONTH THIRTY-EIGHT (38); $17.68 per rentable square foot

(c)	MONTH THIRTY-NINE (39) through MONTH SIXTY-TWO (62); $18.43 per rentable square foot

1.6	Brokers: Tenant was represented in this transaction by C8 RICHARD ELLIS, INC., a licensed real estate broker. Landlord was represented in this transaction by TRAMMELL CROW DENVER, INC., a licensed real estate broker.

1.7	Building: The building located on the Land at 7807 PEAKVIEW AVENUE. DENVER COLORADO, commonly known as PEAKVIEW OFFICE PLAZA and containing approximately 96,269 rentable square feet.

1.8	Business Day: Calendar days, except for Saturdays and Sundays and holidays when banks are closed in Washington, D.C.

1.9	Claims: An individual and collective reference to any and alt claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

1.10	Commencement Date: The earlier to occur of: (a) the date of Substantial Completion; or (b) the date on which Tenant takes possession of the Premises.

1.11	Intentionally deleted.

1.12	Estimated Operating Costs Allocable to the Premises: Defined in paragraph captioned “Additional Rent”.

1.13	Events of Default: One or more of those events or states of facts defined in the paragraph captioned “Events of Default’.

1.14	Governmental Agency: The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

1.15	Governmental Requirements: Any and ail statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended.

1.16	Hazardous Substances: Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, sub: stance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

1.17	Land: The land upon which the Building is located in ARAPAHOE County, COLORADO State, as legally described in Exhibit A attached to this Lease.

1.18	Landlord: The trust named on the first page of this Lease, or its successors and assigns as provided in paragraph captioned “Assignment by Landlord”.

1.19	Landlord’s Agents: Any and all partners, officers, agents, employees, trustees, investment advisors and consultants of Landlord.

1.20	Lease Term: Commencing on the Commencement Date, and ending SIXTY-TWO (621 months later, provided that, if the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall be extended by the number of days remaining in the month in which the Commencement Date occurs.

1.21	Manager: TRAMMELL CROW DENVER. INC., or its replacement as specified by written notice from Landlord to Tenant.

1.22	Manager’s Address: 7535 EAST HAMPDEN AVENUE, SUITE 650, DENVER, COLORADO 8023 1 , which address may be changed by written notice from Landlord to Tenant.

1.23	Operating Costs: Defined in paragraph captioned “Additional Rent’”.

1.24	Operating Costs Allocable to the Premises: Defined in paragraph captioned “Additional Rent”.

1.25	Parking Ratio: 4.9 stalls per 1,000 USABLE square feet of the Premises.

1.26	Permitted Use: GENERAL OFFICE, so long as such use is consistent with Governmental Requirements and with first-class buildings of the same or similar use as the Building located in the metropolitan area in which the Building is located.

1.27	Plans and Specifications: (a) Those certain plans and specifications for the Tenant Improvements as listed in Exhibit C and any modifications to them approved in writing by Landlord and Tenant; or (b) if Exhibit C does not include a listing of such plans and specifications, then such plans and specifications shall be prepared by Tenant (the ‘Preparing Party”) and delivered to Landlord (the “Receiving Party) and approved by Landlord and Tenant as set forth in the paragraph captioned “Plans and Specifications”.

1.28	Prepaid Rent: $78,216.32, to be applied toward Base Rent for the first TWO (2) calendar months of the Lease Term or to the first TWO f 2) MONTHS in which full rent is due.

1.29	Premises: All of the third floor of the Building depicted on the plan attached to this Lease as Exhibit B. The Premises are anticipated to consist of approximately 24,851 rentable square feet. On or about the Commencement Date, Landlord shall re-measure the rentable square footage of the Premises using the then practiced BOMA guidelines for calculating rentable square feet, and the results of such re-measurement shall be provided to Tenant and shall be binding and conclusive on Tenant for all purposes under this Lease.

1.30	Prime Rate: Defined in paragraph captioned “Default Rate”.

1.31	Project: The Building and any related buildings constructed on the Land.

1.32	Property Taxes: (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property, including any tax on gross receipts or any excise tax or other charges levied by any Governmental Agency with respect to the possession, leasing, operation, maintenance, alteration, repair, use or occupancy of any or all of such Land, Building, related improvements, personal property or the rent earned by any part of or interest in such Land, Building, related improvements or personal property; (e) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of such Lands, Building, related improvements or personal property; and (f) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, related improvements or personal property. Property Taxes shall not include taxes on Landlord’s net income or any inheritance, estate or gift taxes.

1.33	Punch List Work: Minor items of repair, correction, adjustment or completion as such phrase is commonly understood in the construction industry in the metropolitan area in which the Land is located.

1.34	Security Deposit: Tenant shall supply Landlord with an irrevocable standby Letter of Credit in the amount of Eight Hundred Thirty-Two Thousand Five Hundred Eight and 50/100 Dollars ($832,508.50) to be issued by a national bank reasonably acceptable to Landlord. Said letter of credit shall be reduced each anniversary of the lease Commencement Date in five (5) equal installments of the original principal amount.

1.35	Substantial Completion: The date that the Tenant Improvements have been completed substantially in accordance with the Plans and Specifications, subject to Punch List Work.

1.36	Tenant: The person or entity(ies) named on the first page of this Lease.

1.37	Tenant Alterations: Defined in paragraph captioned “Tenant Alterations”.

1.38	Tenant Improvement Allowance: The maximum amount to be expended by Landlord, if any, for the cost of Tenant Improvements (including architectural, engineering, permitting and space planning fees and construction management fees), which maximum shall not exceed SIX HUNDRED SEVENTY THOUSAND NINE HUNDRED SEVENTY-SEVEN AND ZERO ONE HUNDREDTHS Dollars 05700,977.00).

1.39	Tenant improvements: Those alterations or improvements to the Premises as appear and are depicted in the Plans and Specifications. Upon Tenant’s written request, LANDLORD SHALL ALSO AMORTIZE UP TO AN ADDITIONAL Seventy-four thousand five hundred fifty-three and zero one-hundredths dollars ($74,533.00) APPLICABLE TO TENANT IMPROVEMENT WORK. SAID MONEY SHALL BE AMORTIZED AT AN ANNUAL INTEREST RATE OF ELEVEN PERCENT(‘ 1%) AND SHALL BE PAID TO LANDLORD MONTHLY WITH BASE RENT PAYMENT and added to the Security Deposit. .

1.40	Tenant’s Agents: Any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant. .

1.41	Tenant’s Pro Rata Share is TWENTY-FIVE AND EIGHT TENTHS PERCENT (25.8%).

1.42	Year: A calendar year commencing January 1 and ending December 31.

SECTION 2: PREMISES AND TERM

2.1	Lease of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.

2.2	Lease Term. The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.

2.3	Plans and Specifications. If clause (b) of the definition of Plans and Specifications is applicable, then the Preparing Party shall deliver the plans and specifications for the Tenant Improvements to the Receiving Party. Upon receipt of the proposed plans and specifications, the Receiving Party and Preparing Party shall proceed pursuant to Exhibit 1, Work Letter and Construction Agreement.

2.4	Commencement Date. Landlord shall notify Tenant in writing of Substantial Completion. If Tenant believes that Substantial Completion has not occurred, Tenant shall notify Landlord in writing of its objections within ten (10) Business Days after its receipt of the Landlord’s notice described in the preceding sentence. Landlord shall have a reasonable time after its receipt of Tenant’s notice in which to take such action as may be necessary to achieve Substantial Completion, and shall notify Tenant in writing when such has been completed. Taking of possession by Tenant shall establish the Commencement Date as specified in the definition of that term and the establishment of such fact upon the taking of possession shall occur even if Tenant disputes whether Substantial Completion has occurred or attempts to condition or qualify the taking of possession. Such taking of possession shall further establish that the Premises are in good and satisfactory condition when possession was so taken and the Commencement Date has occurred. Tenant acknowledges that no representations as to the condition of the Premises have been made by Landlord, unless such are expressly set forth in this Lease. In the event of any dispute as to whether Substantial Completion has occurred, the certificate of Landlord’s architect shall be conclusive. If on the Commencement Date, Punch List

Work remains to be completed, Landlord and Tenant shall agree on such Punch List Work prior to occupancy by Tenant and Landlord will promptly complete it after the Commencement Date. In no event shall Tenant’s refusal or failure to agree on the nature and extent of Punch List Work or the existence of items of Punch List Work delay or postpone the occurrence of the Commencement Date. Tenant shall make no changes to the Plans and Specifications or the work reflected in the Plans and Specifications without the consent of Landlord.

2.5	Tenant’s Contribution to Tenant Improvement Costs. If the cost of the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall pay to Landlord such excess within ten (70) Business Days after demand by Landlord. If Tenant fails to pay to Landlord the cost of any such excess Tenant Improvements as and when due, Landlord may elect to suspend work on the Tenant Improvements pending such timely payment, and the Commencement Date shaft be deemed to have occurred on the date that the Tenant improvements would have achieved Substantial Completion absent such suspension of work. All Tenant Improvements, regardless of which party constructed them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease provided that, at Landlord’s election and upon notice to Tenant at the time the Plans and specifications are approved, Tenant shall be required to remove all or any portion of the Tenant Improvements (other than building standard items) upon the expiration or earlier termination of this Lease.

2.6	Memorandum of Commencement Date. The parties shall execute a Memorandum of Commencement Date in the form attached as Exhibit D. In no event shall Tenant record this Lease or the Memorandum of Commencement Date.

2.7	Use and Conduct of Business. The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior consent of Landlord- Landlord makes no representation or warranty as to the suitability of the Premises for Tenant’s intended use. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises. Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building. Tenant shall not commit or allow to be committed or exist: 1a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord’s contracts affecting any or all of the Land or Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes in any way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any impairment or reduction of the good will or reputation of the Land or Building. Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any substantial noise or vibration or any increase in the normal consumption level of electric power. If any of Tenant’s apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance. No food or beverage dispensing machines shall be installed by Tenant in the Premises without the prior written consent of Landlord or except as expressly shown on the floor plan attached hereto.

2.8	Compliance with Governmental Requirements and Rules and Regulations. Tenant shall comply with all Governmental Requirements relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, including the Rules and Regulations attached to this Lease as Exhibit E.

2.9	Option to Renew. (a) Subject to the terms and conditions set forth below, Tenant shall have the option to extend the Lease Term as to all, but not less than all, of the then-existing Premises, for one (1) extension period of five (5) years. In order to exercise the option to extend. Tenant must satisfy all of the following requirements: (i) Tenant shall have provided Landlord with written notice of Tenant’s intention to exercise the option to extend, which notice must be received by Landlord no earlier than twelve (12) months and not later than nine (9) months before the expiration of the initial Lease Term, (ii) as of the date that Tenant notifies Landlord of Tenant’s intention to exercise the option and as of the expiration of the initial Lease Term, there shall be no Event of Default by Tenant under this Lease; and (iii) at no time prior to the expiration of the initial Lease Term, shall there have been any assignment or subletting of all or any portion of the Premises except for assignments or sublettings described in Section 4.18.7.

(b)	In the event the initial Lease Term is extended as provided in this paragraph, Tenant shall, upon request of Landlord, evidence any such extension through the execution of a lease amendment to be provided by Landlord. The extension shall be on the same terms, covenants and conditions as set forth in this Lease; provided that, the monthly Base Rent during the extension period shall be the greater of (i) the fair market rental (the “Fair Market Rental Rate”) then in effect for similar class A office properties, of equivalent size, at the commencement of the extension period, as mutually determined by Landlord and Tenant, or (ii) the Base Rent for the last year of the preceding term.

(c)	If the parties cannot agree on the Fair Market Rental Rate within fifteen (15) calendar days of receipt by Landlord of the notice of intent to exercise the option to extend, Landlord shall, no more than fifteen (15) calendar days thereafter, select an independent M.A.I. real estate appraiser (certified in the State of Colorado) with at least ten (1 0) years experience in the Denver, Colorado commercial real estate market, who shall prepare a written appraisal of the Fair Market Rental Rate using the assumptions described in this paragraph. The appraisal report shall be completed and delivered to Tenant and Landlord within fifteen (151 calendar days from the date Landlord ;elects the appraiser. Such appraiser’s determination of Fair Market Rental Rate shall be determinative unless Tenant disputes it as provided in the next sentence. If Tenant disputes such appraisal, Tenant shall within ten (10) calendar days following delivery of the appraisal report, deliver to Landlord written notice (a) that Tenant disputes such appraisal report, and (b) of the identity of the appraiser selected by Tenant meeting the qualifications set forth in this paragraph. The appraiser selected by Tenant shall submit his appraisal report of the Fair Market Rental Rate using the assumptions described in this paragraph within fifteen (15) calendar days following the delivery of Tenant’s notice to Landlord disputing the initial appraisal. If the two appraisals are within five percent (5%) of each other (based on the higher number), the Fair Market Rental Rate shall be that set forth in the appraisal report of Landlord’s appraiser. If not, then within ten (101 calendar days after the delivery of the second appraisal, the two appraisers shall appoint a third appraiser meeting the qualifications set forth in this paragraph, and the third appraiser shall deliver his decision within ten (10) calendar days following his selection and acceptance of the appraisal assignment. The third appraiser shall be limited in authority to selecting, in this opinion, which of the two earlier appraisal determinations best reflects the Fair Market Rental Rate under the assumptions set forth in this paragraph. The third appraiser must choose one of the two earlier appraisals, and, upon doing so, the third appraiser’s determination shall be the controlling determination of the Fair Market Rental Rate. Each party shall pay the costs and fees of the appraiser it selected; if a third appraiser is selected, the party whose appraisal is not selected to be the Fair Market Rental Rate by said third appraiser shall pay all of said appraiser’s costs and fees. 2.10 Right of First Refusal. Subject to the terms and conditions set forth in this subparagraph, Tenant shall have a right of first refusal to lease additional space (“Additional Space”) on the second floor of the Building, at any time during the Lease Term, after the initial occupancy of such space terminates and as such space becomes available. In order to exercise such right of first refusal: (a) as of the date that Landlord provides Tenant with the notice triggering the right of first refusal, and as of the Commencement Date applicable to the Additional Space, there shall be no Event of Default by Tenant under this Lease and there shall have occurred no act or omission which, with the passage of time or the giving of notice, or both, would become and Event of Default by Tenant under this Lease; and (b) at no point in time prior to the Commencement Date applicable to the Additional Space shall Tenant have assigned or subleased all or any part of the Premises or the Additional Space to another party except for assignments or sublettings described in Section 4.16.7. If Landlord receives a bona fide offer to lease the Additional Space, Landlord shall notify Tenant in writing of the terms of such offer, including the commencement date, base rent, tenant improvements, and other basic business terms. Tenant shall have ten (10) Business Days from receipt of such notice to exercise its right of first refusal. If Tenant exercises its right of first refusal to lease the Additional Space, it shall thereafter lease the Additional Space under the terms of this Lease, with a Tenant Improvement Allowance proportionate to the Tenant Improvement Allowance described in Section 1.38 above, as supplemented by the terms set forth in Landlord’s notice triggering the right of first refusal. If the Tenant does not exercise its right of first refusal within the time allotted, Landlord may, in its sole discretion, lease the Additional Space pursuant to the bona fide offer.

SECTION 3: RASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1	Payment of Rental. Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the offices of Manager at Manager’s Address, or to such other party or at such other place as Landlord may from time to time designate in writing.

3.2	Base Rent. On execution of this Lease, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term. Tenant agrees to pay Base Rent to Landlord without demand, in advance on or before the first day of each calendar month of the Lease Term. Base Rent for any partial month at the beginning or end of the Lease Term shall be prorated. Base Rent for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Commencement Date.

3.3	Letter of Credit. As security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, prior to the Commencement Date, Tenant shall furnish an unconditional irrevocable Letter of Credit payable at sight (“Letter of Credit”) in the amount of $832,508.50 from a national bank reasonably acceptable to Landlord payable to Landlord or Landlord’s assigns as “Beneficiary”. The Letter of Credit shall be effective as of the Commencement Date and will expire on 12:00 midnight the day before the annual anniversary of the Commencement Date each year thereafter throughout the Lease Term. The Letter of Credit shall be automatically extended annually not less than thirty (30) days prior to the annual expiration date, or if not extended by such date, Tenant shall cause such Letter of Credit to be funded on the expiration date. Tenant’s failure to automatically extend or fund as herein provided shall constitute an Event of Default under this Lease. Tenant may reduce the amount of the Letter of Credit, at a 2096 annual rate, on each of the anniversary dates of the Commencement Date.

Landlord shall be entitled to draw on the Letter of Credit, at any time during the Lease Term after an Event of Default by Tenant under the terms of this Lease, by presenting the original Letter of Credit to the issuing bank. Partial draws shall be permitted.

Tenant shall, within fifteen (15) days after Landlord’s demand, restore the amount of the Letter of Credit drawn so that the Letter of Credit is restored to the original amount existing prior to the default. If Tenant does not restore the Letter of Credit to its original amount within the required time frame, such non-restoration shall be considered an event of default under this Lease.

Additionally, Landlord’s use or application of all or any portion of the proceeds of the Letter of Credit shall not impair any other rights or remedies provided under this Lease or under applicable law and shall not be construed as a payment of liquidated damages. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant or, if Landlord has drawn on the Letter of Credit, the remaining proceeds of the Letter of Credit shall be repaid to Tenant, without interest, within thirty (30) Business Days after the expiration of this Lease. In the event any bankruptcy, insolvency, reorganization or other creditor debtor proceedings shall be instituted by or against Tenant, the proceeds of the Letter of Credit shall be deemed to be applied first to the payment of Base Rent, Additional Rent and all other sums Payable under this Lease to Landlord for all periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord and applied against Landlord’s damages. In the event of a sale or transfer of Landlord’s estate or interest in the Land and Building, Landlord shall have the right to transfer the Letter of Credit to the vendee or the transferee, and Landlord shall thereafter be considered released by Tenant from all liability for the return of the Letter of Credit. Tenant shall look solely to the transferee for the return or any proceeds thereof, and it is agreed that, all of the foregoing shall apply to every transfer or assignment made of the Letter of Credit to a new transferee. No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all of such sum (or any other or additional security deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered it in cash to such mortgagee or purchaser, as the case may be.

No right or remedy available to Landlord in this Lease shall preclude or extinguish any other right to which Landlord may be entitled. It is understood that if Tenant fails to perform its obligations and to take possession of the Premises as provided in this Lease, the Prepaid Rent and the Letter of Credit shall not be deemed liquidated damages. Landlord may apply such sums to reduce Landlord’s damages and such application of funds shall not preclude Landlord from recovering from Tenant all additional damages incurred by Landlord. 3.4 Additional Rent. Definitions of certain terms used in this paragraph are set forth in subparagraph 3.4.5. Tenant agrees to pay to Landlord additional rent as computed in this paragraph (individually and collectively the “Additional Rent”):

3.4.1	Rental Adjustment for Estimated Operating Costs. Landlord shall furnish Tenant a written statement of Estimated Operating Costs Allocable to the Premises for each Year and the amount payable monthly by Tenant for such Costs shall be computed as follows: one-twelfth (1/12) of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises exceeds the Base Amount Allocable to the Premises shall be Additional Rent and shall be paid monthly by Tenant for each month during such Year after the Commencement Date. If such written statement is furnished after the commencement of the Year (or as to the first Year during the Lease Term, after the Commencement Date), Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Year for as to the first Year during the Lease Term, after the Commencement Date) for which no payment was paid. Notwithstanding the foregoing, Landlord reserves the right, from time to time during each Year, to revise, based on a revised reasonable estimate of such Costs, the Estimated Operating Costs Allocable to the Premises and upon notice to Tenant of such revision, Tenant shall adjust its payment to Landlord under this subparagraph 3.4.1 accordingly.

3.4.2	Actual Costs. After the close of each Year, Landlord shall deliver to Tenant a written statement setting forth an itemization by category of the Operating Costs Allocable to the Premises during the preceding Year. If such Operating Costs Allocable to the Premises for any Year exceed the

Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant. If such statement shows the Operating Costs Allocable to the Premises to be less than the Estimated Operating Costs Allocable to the Premises Paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement or, at Landlord’s option, shall be credited towards the installments) of Additional Rent next coming due from Tenant.

3.4.3	Determination. The determination of Operating Costs Allocable to the Premises shall be made by Landlord.

3.4.4	Operating Cost Audit. Landlord shall maintain records concerning estimated and actual Operating Costs Allocable to the Premises for no less than thirty-six (36) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that Tenant is not then in default of its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease beyond applicable notice and cure periods and provided that Tenant is not otherwise in default under this Lease beyond applicable notice and cure periods, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s records. Such inspection, if any, shall be conducted no more than once each Year, during Landlord’s normal business hours within one hundred twenty (120) calendar days after receipt of Landlord’s written statement of Operating Costs Allocable to the Premises for the previous year, upon first furnishing Landlord at least fifteen (15) Business Days prior written notice. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment of Base Rent, Additional Rent or other payments due to Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Operating Costs Allocable to the Premises. If the actual Operating Costs Allocable to the Premises for any given Year were improperly computed and if the actual Operating Costs Allocable to the Premises are overstated by more than 5%, Landlord shall reimburse Tenant for the cost of its audit. A “Qualified Person” means an accountant or other person experienced in accounting for income and expenses of office projects, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs Allocable to the Premises achieved through the inspection process described in this subparagraph. 3.4.5 End of Term. If this Lease shall terminate on a day other than the last day of a Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is 360; (c) the Base Amount Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Base Amount Allocable to the Premises) shall be deducted from the clause (b) amount (i.e., the prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term, then Tenant shall pay the excess to Landlord within ten (10) Business Days after Landlord’s delivery to Tenant of a statement for such excess; and (f) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess within the ten (10) Business Day period described in clause (e) if Tenant is not then in default of any of its obligations under this Lease beyond applicable notice and cure periods. Landlord’s and Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. 3.4.6 Definitions. Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term: Base Amount Allocable to the Premises: O (Zero (0) if not filled in). Estimated Operating Costs Allocable to the Premises: Landlord’s estimate of Operating Costs allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1. Operating Costs: All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, related improvements, and the personal property used in conjunction with such Land, Building and related improvements, including all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, telephone charges, cable television or other electronic or microwave signal reception, steam, heat, cooling or any other service which is now or in the future considered a utility and which are not payable directly by tenants in the Building; (b) supplies; (c) cleaning and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services; (d) security services, if any; (e) insurance and any applicable deductibles: (f) management fees at competitive rates for the market; (g) Property Taxes, tax consultant fees and expenses, and costs of appeals of any Property Taxes; (h) services of independent contractors at competitive rates for the market; (i) compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph at competitive rates for the market; (j) license, permit and inspection fees; (k) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (1) rental of any machinery or equipment; (m) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (n) the cost of improvements, repairs or replacements; (o) maintenance and service contracts; (p) legal fees and other expenses of legal or other dispute resolution proceedings unrelated to specific tenants or tenant leases; (q) maintenance and repair of the roof and roof membranes, (r) costs incurred by Landlord for compliance with Access Laws, as set forth in the paragraph captioned ‘Access Laws’; (s) elevator service and repair, if any; (t) business taxes and license fees; and (all any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building. Without limiting the foregoing, Operating Costs shall include replacement of roofs and roof membranes; exterior painting; parking area resurfacing, resealing and restriping parking areas and driveways; upgrading of the HVAC systems in the Building, and other capital improvements; provided that, such capital improvements, whether installed before or after the Commencement Date, shall be amortized with market interest over their estimated useful lives as reasonably determined by Landlord and only the amortization installments and interest attributable to the Lease Term shall be an Operating Cost under this Lease. Exclusions from Operating! Costs: Operating Costs shall not include any of the following: (a) costs of repairs, restoration, replacements or other work to the extent covered by insurance required to be carried by Landlord under this Lease or paid by the proceeds of any condemnation award; (b) ground rent; (c) interest and amortization of funds borrowed by Landlord for items other than capital improvements which are specifically permitted above; (d) leasing commissions and advertising and space planning expenses incurred in procuring tenants; (e) allowances, concessions and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant) or prospective occupants of the Building; (f) Landlord’s general corporate overhead; (g) salaries, wages, or other compensation paid to officers or executives of Landlord in their capacities as officers and executives; (h) the rent for Landlord’s on-site management or leasing office, or any other offices or spaces of Landlord or any related entity; (i) costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants; (j) costs incurred (less costs of recovery) for any item to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty and paid by such manufacturer, materialman, vendor or contractor; (k) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due; and (1) Landlord’s income and franchise taxes, special assessments and other business taxes except those business taxes which relate solely to the operation of the Building. Gross Up: If less than one hundred percent (100%) of the net rentable area of the Building is occupied by tenants at all times during any Year (including the Base Year), then Operating Cost for such Year shall include all additional costs and expenses that Landlord reasonably determines would have been incurred had one hundred percent (100%) of the Building been occupied at all times during such Year by tenants.

Operating Costs Allocable to the Premises: The product of Tenant’s Pro Rata Share times Operating Costs.

3.4.7	Tenant’s Costs. Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for (a) any cleaning expenses related to the Premises incurred by Landlord, including carpet cleaning, garbage and trash removal expenses, over and above the normal cleaning provided by Landlord or due to the presence of a lunchroom or kitchen or food or beverage dispensing machines within the Premises, (b) any expense incurred by Landlord for usage in the Premises of heating, ventilating and air conditioning services, elevator services, electricity, water, janitorial services, or any other services or utilities over and above the normal usage for the Premises and (c) any expense incurred by Landlord relating to or arising out of the usage by Tenant or Tenant’s Agents of the public or common areas of the Building or Land, or any of the equipment contained therein, which usage is over and above the normal usage for such public or common areas or equipment. Landlord reserves the right to install and activate separate metering of electricity, water or other utilities to the Premises, and Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for ail costs of such separate metering, in which case the Base Amount Allocable to the Premises and Operating Costs shall be adjusted accordingly.

3.4.8	Any sums payable under this Lease pursuant to this paragraph or otherwise shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

3.5	Utilities. Landlord shall have the sight from time to time to select the company or companies providing electricity, gas, fuel, local telephone, telecommunication and any other utility services to the Premises. Tenant shall contract directly and pay for all water, gas, heat, light, power, telephone, telecommunications, sewer, sprinkler charges and other utilities used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to such utilities. If any such service is not separately metered to the Premises, the cast therefor shall be an Operating Cost under this Lease. If Tenant desires to use the services of a competitive local exchange telephone carrier or any other telecommunications and/or Internet service provider, which carrier or provider is not then providing its services to tenants in the Building, and such carrier or provider seeks to install and/or operate any cabling, conduits, lines, antennas, and/or other equipment, or otherwise have a physical presence within or on any portion of the Land or Building, such carrier or provider shall be permitted to install and/or operate its cabling, conduits, lines, antennas, and/or other equipment, or otherwise have a physical presence within or on the Land and/or Building only upon entering into a telecommunications license agreement with Landlord, on such terms and conditions as may be acceptable to Landlord in Landlord’s sole discretion. No such license shall be required, however, for Tenant’s use of any telecommunications services provided by telecommunications providers which do not install and/or operate any cabling, conduits, lines, antennas, and/or other equipment, or otherwise have a physical presence, within or on the Land or Building.

3.6	Holdover. If Tenant, without the prior consent of Landlord, holds over after the expiration or earlier termination of the Lease Term, Tenant shall be deemed to be occupying the Premises under a month-to-month tenancy, which tenancy may be terminated as provided by the laws of the state in which the Premises are located. During such tenancy, Tenant agrees to pay to Landlord one and half times (1.5) the rate of Base Rent in effect on the expiration or termination of the Lease Term, plus all Additional Rent and other sums payable under this Lease, and to be bound by all of the other covenants and conditions specified in this Lease, so far as applicable. The preceding provisions shall not be construed as consent for Tenant to hold over.

3.7	Late Charge. If Tenant fails to make any payment of Base Rent, Additional Rent or other amount when due under this Lease, a late charge is immediately due and payable by Tenant equal to four percent (4%) of the amount of any such payment. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency. The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this paragraph represents a reasonable estimate of such damage. Assessment or payment of the late charge contemplated in this paragraph shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

3.8	Default Rate. Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime rate of Riggs Bank N.A., or such other national banking institution designated by Landlord if such bank ceases to publish a prime rate (the “Prime Rate”), then in effect, plus three (3) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under lave.

SECTION 4: GENERAL PROVISIONS

4.1	Maintenance and Repair by Landlord.

4.1.1	Subject to the paragraphs captioned ‘Damage or Destruction’ and “Condemnation”, Landlord shall maintain the public and common areas of the Building in reasonably good order and condition, and shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs, all costs of which shall be included in Operating Costs, except ordinary wear and tear. Operating Costs shall not include the cost of repairing damage occasioned by the act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant upon demand by Landlord. In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall promptly give written notice to Landlord, and Landlord shall not be obligated in any way to commence such maintenance or repairs until a reasonable time elapses after Landlord’s receipt of such notice.

4.1.2	Notwithstanding anything in this Lease to the contrary, if Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repairs and/or maintenance which are Landlord’s responsibility pursuant to Section 4.1.1 above, which event or circumstance materially or adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional five (5) calendar days’ notice to Landlord specifying that Tenant is taking such required action. If such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) calendar day period, and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest thereon at the rate of prime plus two percent (2%). In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section, Tenant shall deliver to Landlord a detailed invoice of the work completed, the materials used and the costs relating thereto. Within thirty (30) calendar days after receipt of such invoice from Tenant along with the required documentation, Landlord shall pay such amount expended by Tenant as set forth in such invoice, or deliver a detailed written objection to Tenant of the payment of such invoice. Landlord’s written objection to the payment of such invoice shall set forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive). As Tenant’s sole remedy, Tenant may claim a default by Landlord, provided that in no event shall Tenant be permitted to terminate this Lease based upon such a default by Landlord. Tenant shall have no right to deduct or offset against sums payable by Tenant under this Lease. 4.2 Maintenance and Repair by Tenant. Except as is expressly set forth as Landlord’s responsibility pursuant to the paragraph captioned “Maintenance and Repair by Landlord,” Tenant shall at Tenant’s sole cost and expense keep and maintain the Premises in reasonably good condition and repair, including interior painting, cleaning of the interior side of all exterior glass, plumbing and utility fixtures and installations, carpets and floor coverings, all interior wall surfaces and coverings including tile and paneling, replacement of all broken windows (including without limitation any exterior windows), exterior and interior doors, roof penetrations and membranes in connection with any Tenant installations on the roof including satellite dishes, light bulb replacement and interior preventative maintenance. If Tenant fails to maintain or repair the Premises in accordance with this paragraph, then landlord may, but shall not be required to, enter the Premises upon seven (7) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense. Tenant shall pay to Landlord the cost of such maintenance or repair plus a fifteen percent (15%) administration fee within ten (10) Business Days of written demand from Landlord. Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment located within or dedicated solely to the Premises. The maintenance contractor and the contract must be approved in advance by Landlord. The service contracts must include all services recommended by the equipment manufacturer within the operation/maintenance manual and shall become effective (and a copy of such contract or contracts delivered to Landlord) within thirty (30) days following the date Tenant takes possession of the Premises.

4.3	Common Areas/Security. The common areas of the Building shall be subject to Landlord’s sole management and control. Without limiting the generality of the immediately preceding sentence, provided that Landlord continues to provide access to the Premises, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or common area; close temporarily ail or any portion of the common areas to make repairs, changes or to avoid public dedication; grant easements to which the Land will be subject, replat, subdivide, or make other changes to the Land; place, relocate and operate utility lines through, over or under the Land and Building; and use or permit the use of all or any portion of the roofs of the Building. Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land or Building. Subject to Landlord’s prior approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided that such security services, including, without limitation, any apparatus, facilities, equipment or people utilized in connection with the provision of such security services, comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements. Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord’s ability to exercise its rights as provided in the paragraph captioned ‘Access’. Tenant’s rights under this subparagraph are subject to all the obligations, limitations and requirements as set forth in the paragraphs captioned ‘Tenant Alterations’ and “Tenant’s Work Performance”. Landlord reserves the right to relocate parking areas and driveways and to build additional improvements in the common areas so long as Tenant’s Parking Ratio is maintained. 4.4 Tenant Alterations. After the completion of the initial Tenant Improvements, Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing or wiring (individually and collectively “Tenant Alterations”), without first obtaining the consent of Landlord which will not be unreasonably withheld or delayed; provided that, notwithstanding the provisions of the previous sentence, Tenant shall have the right to make up to $25,000.00 of nonstructural alterations per calendar year without the consent of Landlord (including painting and carpeting, but not including any alterations to the demising walls or removal of any part or portion of the Tenant Improvements installed at or prior to the Commencement Date with funds provided by the Tenant Allowance). Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations and, if consent by Landlord is given, all such work shall be performed at Tenant’s expense by Tenant. Tenant shall pay to Landlord all reasonable out-of-pocket costs incurred by Landlord for any architecture, engineering, supervisory and/or other similar services in connection with any Tenant Alterations, including, without limitation, Landlord’s review of the Plans and Specifications. Without limiting the generality of the foregoing, Landlord may require Tenant, at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage and a payment and performance bond, in forms, amounts and by companies reasonably acceptable to Landlord. Should Tenant make any alterations without Landlord’s prior written consent, or without satisfaction of any conditions established by Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of Tenant Alterations, or at Landlord’s election, Landlord may remove such Tenant Alterations and restore the Premises at Tenant’s expense. All Tenant Alterations to the Premises, regardless of which party constructed them or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided, however, at Landlord’s election and upon notice to Tenant at the time the Plans and Specifications are approved, Tenant shall be obligated, at Tenant’s sole cost and expense, to remove all (or such portion as Landlord may designate) of the Tenant Alterations and repair any damage resulting from such removal and return the area to the same condition existing prior to the undertaking. If Tenant fails to remove any such Tenant Alterations as required by Landlord, Landlord may do so and Tenant shall pay the entire cost thereof to Landlord within ten (10) Business Days after Tenant’s receipt of Landlord’s written demand therefor. Nothing contained in this paragraph or the paragraph captioned “Tenant’s Work Performance” shall be deemed a waiver of the provisions of the paragraph captioned “Mechanic’s Liens”.

4.5	Tenant’s Work Performance. If Landlord elects to require Tenant to perform the Tenant Alterations, Landlord may, in its absolute discretion, require that Tenant provide a payment and performance bond to cover the entire work to be performed, which bond must be in form, amount and by a company reasonably acceptable to Landlord. Any Tenant Alterations to be performed by Tenant under this paragraph shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord (which approval shall be subject to Landlord’s reasonable discretion and may include a requirement that the prime contractor and the respective subcontractors of any tier: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and (b) employ only members of such labor organizations to perform work within their respective jurisdictions. Tenant’s contractors, workers and suppliers shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord. If Tenant’s contractors, workers or suppliers do, in the opinion of Landlord, cause such disharmony or interference, Landlord’s consent to the continuation of such work may be withdrawn upon written notice to Tenant. All Tenant Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord; (.2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship. Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s Agents. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from any Claims arising as a result of the Tenant Alterations or any defect in design, material or workmanship of any Tenant Alterations.

4.6	Surrender of Possession. Subject to the last subparagraph of the paragraph captioned “Insurance”, Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted, and free from all tenancies or occupancies by any person.

4.7	Removal of Property. Tenant’s trade fixtures are generally described on Exhibit H attached. Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, trade fixtures, office supplies and office furniture and equipment if (a) such items are readily moveable and are not attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; (c) Tenant is not in default (beyond applicable notice and cure periods) of any covenant or condition of this Lease at the time of such removal; and (d) Tenant immediately repairs all damage caused by or resulting from such removal. In addition, Tenant shall remove all cabling in the Premises other than office-grade category 5 cabling. All other property in the Premises, the Tenant Improvements and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering or lighting fixtures and apparatus) or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building, shall become the property of Landlord and shall remain upon and be surrendered with the Premises; provided, however, if Landlord, at Landlord’s sole election, so designated at the time of approval of the Tenant Improvements or the Tenant Alterations, Tenant shall be obligated, at its sole cost and expense, to remove all (or such portion as Landlord shall designate) of the Tenant Improvements (other than building standard items) and Tenant Alterations as designated by Landlord and repair any damages resulting from such removal. Tenant waives all rights to any payment or compensation for such Tenant Alterations. If Tenant shall fail to remove any of its property from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant. If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.8	Access. Tenant shall have access to the Premises 24 hours per day, seven (7) days per week. Tenant shall permit Landlord and Landlord’s Agents to enter into the Premises at any time on at least one (1) Business Day’s notice (except in case of emergency in which case no notice shall be required), for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building; provided that in exercising such right Landlord shall act so as to minimize any interference with Tenant’s business. Nothing contained in this paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, provided that Landlord continues to provide access to the Premises, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease. Landlord shall have the right to enter the Premises at any time during the last nine (9) months of the Lease Term for the purpose of showing the Premises to prospective tenants and to erect on the Premises a suitable sign indicating the Premises are available. Tenant shall give written notice to Landlord at least twenty (20) Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant’s Agents, or other persons claiming the right of admittance.

4.9	Damage or Destruction.

4.9.1	If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give prompt written notice thereof to Landlord. If Landlord estimates that the damage can be repaired in accordance with the then-existing Governmental Requirements within one hundred-twenty (120) Business Days after Landlord is notified by Tenant of such damage and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If, in Landlord’s estimation, the damage cannot be repaired within such 120 Business Day period or if there are insufficient insurance proceeds available to repair such damage, Landlord may elect in its absolute discretion to either: (a) terminate this Lease or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue. If Landlord restores the Premises under this paragraph, then (1) the Lease Term shall be extended for the time required to complete such restoration, (2) Tenant shall pay to Landlord, upon demand, Tenant’s Pro Rata Share of any applicable deductible amount specified under Landlord’s insurance (currently $5,000.00 and not to exceed $10,000.00) and (3) Landlord shall not be required to repair or restore Tenant Improvements, Tenant Alterations, or any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage and was not owned by Landlord. Base Rent, Additional Rent and any other sum due under this Lease during any reconstruction period shall be abated. Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

4.9.2	If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord, in its absolute discretion and without limiting any other options available to Landlord under this Lease or otherwise and provided that Landlord terminates the leases of other tenants similarly situated, may elect to terminate this Lease by notice in writing to Tenant within forty (40) Business Days after the occurrence of such damage. Such notice shall be effective twenty (20) Business Days after receipt by Tenant unless a later date is set forth in Landlord’s notice.

4.9.3	Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises, or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after such requirement is made by such holder.

4.9.4	Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final six (6) months of the Term, either party may, at its option, elect to terminate this Lease upon written notice to the other party within thirty (30) days following such damage or destruction. 4.10 Condemnation. If all of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date. In case of taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Additional Rent and all other sums payable under this Lease shall not be abated but Tenant’s Pro Rata Share may be redetermined as equitable under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.

4.1 1 Parking. Tenant shall have the nonexclusive privilege to use parking spaces on the Land in common with other tenants of Landlord and nineteen (19) covered, unassigned spaces in the parking garage. Tenant’s parking privileges shall be subject to the rules and regulations relating to parking adopted by Landlord from time to time. Landlord shall have the right to grant designated, reserved parking stalls to other tenants in the Building. In no event shall the number of parking stalls used by Tenant and Tenant’s Agents exceed the number of stalls allocated to Tenant in the definition of the Parking Ratio. Landlord shall have no obligation whatsoever to monitor, secure or police the use of the parking or other common areas. 4.12 Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims, arising in whole or in part out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or negligence of Tenant or Tenant’s Agents, or (c) any default under this Lease by Tenant. Neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant or to Tenant’s Agents, for any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; inability to furnish any service required of Landlord as specified in this Lease; or leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building; except for Claims arising solely out of the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents and contractors; provided that, in no event shall Landlord be responsible for any interruption to

Tenant’s business or for any indirect or consequential losses suffered by Tenant or Tenant’s Agents. The obligations of this paragraph shall be subject to the paragraph captioned “Waiver of Subrogation”.

4.13	Tenant insurance.

4.13.1	Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant’s liability insurance:

(a) A policy of comprehensive general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the paragraph captioned “Indemnification”, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars (2,000,000.00), which limit shall be reasonably increased during the Lease Term at Landlord’s request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord and Manager and, at Landlord’s request Landlord’s mortgage lender(s) or investment advisors, as additional insureds; ..

(b) A policy of extended property insurance (which is commonly called “all risk”) covering Tenant Improvements, Tenant Alterations, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for one hundred percent (100%) of the then current replacement value of such property;

(c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months;

(d) A policy or worker’s compensation insurance as required by applicable law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00); and

(e) A policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.

4.13.2	All insurance policies required under this paragraph shall be with companies reasonably approved by Landlord and each policy shall provide that it is not subject to cancellation or reduction in coverage except after thirty (30) days’ written notice to Landlord. Tenant shall deliver to Landlord and, at Landlord’s request Landlord’s mortgage lender(s1, prior to the Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies.

4.13.3	If Tenant fails to acquire or maintain any insurance or provide any certificate required by this paragraph, Landlord after five (5) calendar days’ prior notice to Tenant may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand. 4.14 Landlord’s Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

(a) A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than Five Million Dollars ($5,000,000.00), which policy shall be payable on an “occurrence” rather than a ‘claims made’ basis;

(b) A policy of extended property insurance (what is commonly called ‘all risk’) covering the Building and Landlord’s personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

(c) Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate. Such policies may be “blanket” policies which cover other properties owned by Landlord.

4.15	Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

4.16	Assignment and Subletting by Tenant.

4.16.1	Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease In whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord’s consent, which consent may be granted or denied in accordance with this paragraph 4.16. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord, in addition to any other remedies provided in this Lease or by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a notation or release of Tenant from the further performance of Tenant’s obligations under this Lease. Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

4.16.2	In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request. Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by a certified public accountant and by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; (b) proof satisfactory to Landlord that the proposed subtenant or assignee will immediately occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease or assignment or letter of intent. Excluding intracorporate assignments or subletting, Tenant shall pay to

Landlord, upon Landlord’s demand therefor, Landlord’s reasonable attorneys’ fees incurred in the review of such documentation and in documenting Landlord’s consent, plus an administrative fee of $350.130 as Landlord’s fee for processing such proposed assignment or sublease. Receipt of such fee shall not obligate Landlord to approve the proposed assignment or sublease.

4.16.3	In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any factor it deems relevant, in its reasonable discretion. Without limiting what may be construed as a factor considered by Landlord, Tenant agrees that any one or more of the following will be proper grounds for Landlord’s disapproval of a proposed assignment or sublease:

(a) The proposed assignee or subtenant does not, in Landlord’s good faith judgment, have financial worth or creditworthiness equal to or greater than that of Tenant as of the execution date of this Lease or sufficient financial worth to insure full and timely performance under this Lease;

(b) Landlord has received insufficient evidence of the financial worth or creditworthiness of the proposed assignee or subtenant to make the determination set forth in clause (a);

(c) The proposed assignee or subtenant has a reputation for disputes in contractual relations, for failure to observe and perform its contractual obligations in a timely and complete manner or for negative business relations in the business community as a tenant of property or otherwise;

(d) Landlord has received from any prior lessor of the proposed assignee or subtenant a negative report concerning such prior lessor’s experience with the proposed assignee or subtenant;

(e) Landlord has had prior negative leasing experience with the proposed assignee or subtenant;

(f) The use of the Premises by the proposed assignee or subtenant will be other than the Permitted Uses;

(g) to Landlord’s judgment, the proposed assignee or subtenant is engaged in a business, or the Premises or any part of the Premises will be used in a manner, that is not in keeping with the then standards of the Building, or that is not compatible with the businesses of other tenants in the Building, or that is inappropriate for the Building, or that will violate any negative covenant as to use contained in any other lease of space in the Building;

(h) The use of the Premises by the proposed assignee or subtenant will violate any Governmental Requirement or create a violation of Access Laws;

(i) Tenant is in default of any obligation of Tenant under this Lease beyond applicable notice and cure periods;

(j) Landlord does not approve of any of the tenant improvements required for the proposed assignee or subtenant; or

(k) Landlord has had contact with the proposed assignee or subtenant, in the six (6) months preceding Tenant’s request, regarding the leasing of space by such proposed assignee or subtenant in the Building or any other buildings owned by Landlord in the metropolitan area in which the Land is located.

4.16.4	Within fifteen (15) Business Days after Landlord’s receipt of all required information to be supplied by Tenant pursuant to this paragraph, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting or of Landlord’s election to recapture as described below. Landlord shall have no obligation to respond unless and until all required information has been submitted. In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content reasonably satisfactory to Landlord.

4.16.5	Any transfer, assignment or hypothecation of any of the stock or interest in, or the assets of, Tenant which is either; (a) greater than fifty percent (50%) of such stock, interest or assets or (b) intended as a subterfuge denying Landlord the benefits of this paragraph, shall be deemed to be an assignment within the meaning and provisions of this paragraph and shall be subject to the provisions of this paragraph.

4.16.6	If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Lease), Tenant shall pay to Landlord fifty percent (50%) of such excess after Tenant recovers its costs incurred in connection with such assignment or sublease, including without limitation, broker fees, attorney fees, and remodeling costs.

4.16.7	Notwithstanding any provisions to the contrary contained in this Lease, this Lease may be assigned, or the Premises may be sublet, in whole or in part, without the consent of Landlord, to any corporation into or with which Tenant may be merged or consolidated or to any corporation or other entity which shall be an affiliate, subsidiary, parent or successor of Tenant, or of a corporation into or with which Tenant may be merged or consolidated. Under no circumstances shall a sale of a majority or more of the common stock of Tenant be deemed an assignment pursuant to the terms and provisions of this Lease. For purpose of this section a “subsidiary” or “affiliate” or a ‘successor” of Tenant shall mean the following: (a) An ‘affiliate’ shall mean any corporation or other entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant. For this purpose, ‘control” shall mean the possession, directly or Indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities or by contract or otherwise. (b) A “subsidiary” shall mean any corporation or other entity not less than 50% of whose outstanding stock (or other evidence of equity ownership) shall, at the time, be owned directly or indirectly by Tenant. (c) A ‘successor’ of Tenant shall mean: (i) a corporation or other entity into which or with which Tenant, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for merger or consolidation of corporations or other entities, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or created by such consolidation, or (ii) a corporation or other entity acquiring this Lease and the term hereby demised and a substantial portion of the property and assets of Tenant, its successors or assigns; and (iii) a corporation or other entity acquiring a majority or more of the issued and outstanding stock of Tenant.

4.16.8	Except in the case of assignments or subletting described in Section 4.16.7, Landlord shall have the right to recapture the Premises or the applicable portion thereof (a “Recapture”) by giving written notice of such Recapture to Tenant within fifteen (15) Business Days after receipt of Tenant’s written request for Landlord’s consent to such proposed assignment or subletting. Tenant shall have no right to retract its request for Landlord’s consent to assign or sublease once such request has been made. Such Recapture shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting, which shall be the last day of a calendar month and shall not be earlier than forty-five (45) Business Days after receipt of Tenant’s request hereunder. If less than the entire Premises are recaptured, Landlord and Tenant agree that this Lease shall remain in full force and effect with respect to that remaining area not recaptured by Landlord. Tenant agrees to surrender that portion of the Premises recaptured by Landlord in accordance with the terms and conditions of this Lease. Notwithstanding the first sentence of this subparagraph, Landlord shall have no right to Recapture the Premises or applicable portion thereof if: (a) Tenant’s proposed assignment or sublet is to an affiliate, wholly-owned subsidiary or successor entity, or (b) Tenant’s proposed assignment or sublet together with any previous assignments and sublets encompass, in the aggregate, net rentable area equal to less than fifty percent (50’0) of the total net rentable area of Premises. 4.17 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and ail of the Land or Building. If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability; provided that, as to the Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Security Deposit or Prepaid Rent to its successor-in-interest. 4.18 Estoppel Certificates and Financial Statements. Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating (if such is the case): (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that (if such is the case) no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (3) this Lease represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received; (5) on the date of execution, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); (8) it is intended that any Tenant’s statement may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord. If Tenant fails to respond within ten (10) Business Days of its receipt of a written request by Landlord as provided in this paragraph, Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee. In addition, Tenant shall, not more than once per calendar year, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee the most recent financial statements (including a statement of operations and balance sheet) certified as accurate by a certified public accountant and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant, (any successor entity to Tenant by merger or operation of law, and (v) any guarantor of this Lease. 4.19 Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord’s lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant’s rights under this Lease and provided that Landlord shall pay Tenant’s reasonable attorneys’ fees for any such amendment. 4.20 Hazardous Substances.

4.20.1	Tenant agrees that neither Tenant nor any of Tenant’s Agents will store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous

Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises, provided that, (a) the storage, handling and use of such permitted Hazardous Substances must at alt times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantifies of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building; and (d) in no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (Z) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s discretion.

4.20.2	Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this paragraph, which expenses shall also. include laboratory testing fees, persona! injury claims, clean-up costs and environmental consultants’ fees. Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this paragraph and that a specific performance action may appropriately be. brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

4.20.3	As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first paragraph of the paragraph captioned “Hazardous Substances.” 4.21 Access Laws.

4.21.1	Tenant agrees to notify Landlord promptly if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under this paragraph, Tenant’s notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

4.21.2	Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior approval of the Landlord. In connection with any such approval, Landlord may require a certificate of compliance with Access laws from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance. Landlord’s consent to any proposed Tenant Alteration ‘shall (a) not relieve Tenant of its obligations or indemnities contained in this paragraph or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

4.21.3	Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Access Laws; and (b) bringing the Building and the common areas of the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to: (‘I) Tenant’s change in use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements

constructed in the Premises at the request of Tenant, regardless of whether such improvements are constructed prior to or after the Commencement Date.

4.21.4	Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, as of the Commencement Date, the Building, the Premises and the Land shall be in material compliance with Access Laws. Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant’s responsibility as provided in the preceding subparagraph. Any cost or expense paid or incurred by Landlord to bring the Premises or common areas of the Building into compliance with Access Laws which is not Tenant’s responsibility under the preceding subparagraphs shall be amortized over the useful economic life of the improvements (not to exceed ten (10) years) using an amortization rate of twelve percent (‘t 2%) per annum, and shall be an Operating Cost for purposes of this Lease.

4.21.5	Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant’s Agents to comply with Tenant’s obligations under this paragraph.

4.21.6	The provisions of this paragraph shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other paragraphs.

4.22	Quiet Enjoyment. Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord or any person claiming by or through Landlord, excepting other tenants in the Project, subject to the provisions of this Lease.

4.23	Signs. Subject to compliance with all Governmental Requirements and ail matters of record, Tenant shall have the right to install signs on the Building exterior as described in Exhibit F attached to this Lease. If Exhibit F does not describe any signs, then none shall be allowed. The exact size, appearance and location of such signs shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s existing sign criteria then in existence for the Building. Any and all costs in connection with the permitting, fabrication, installation, maintenance and removal of Tenant’s signs (including the cost of removal of the signs and repair to the Building caused by such removal) shall be borne by Tenant. Tenant agrees to maintain each such sign, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved, in good condition at all times. Tenant shall not inscribe an inscription, or post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Land or Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Landlord’s consent, unless permitted in Exhibit F. Upon vacation of the Premises on the expiration or earlier termination of this Lease, Tenant shall be responsible, at it sole cost, for the removal of such sign and the repair, painting and/or replacement of the structure to which the sign is attached including discoloration caused by such installation or removal. If Tenant fails to perform such work, Landlord may cause the same to be performed, and the cost thereof shall be Additional Rent immediately due and payable upon rendition of a bill therefor.

4.24	Subordination. As of the date of mutual execution of this Lease, Landlord has not entered Into any mortgage, deed of trust, ground lease or vendor’s Lien with respect to the Land or the Building. Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor’s lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease; provided that. Landlord provides Tenant with a commercially reasonable nondisturbance agreement on the standard form of the applicable tender or ground lessor. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor’s lien or similar instrument to this Lease. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument or subordination agreement that Landlord or such holder may request, provided, however, such instrument shall include a nondisturbance provision on the standard form of the applicable Lender or ground lessor. Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

4.25	Workers Compensation Immunity. If and to the extent that Tenant is obligated to indemnify, defend or hold harmless Landlord or Landlord’s Agents from any Claims arising from its use of the Premises or any act or failure to act by Tenant or Tenant’s Agents or otherwise, Tenant expressly waives, to and in favor of Landlord and Landlord’s Agents, its statutory workers compensation act employers immunity relative to any injury to an employee or employees of Tenant.

4.26	Brokers. Landlord shall pay the Brokers as defined in Section 1.6 above pursuant to separate agreements. Each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary, other than the Brokers, relating to any act of the indemnifying party in connection with this Lease.

4.27	Exculpation and Limitation of Liability. Landlord has executed this Lease by its trustee signing solely in a representative capacity. Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the trustee, or for the purpose of binding the trustee personally, but solely in the exercise of the representative powers conferred upon the trustee by its principal. Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against the Landlord’s estate and equity interest in the Building. Neither Landlord nor any of Landlord’s Agents shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Further, in no event whatsoever shall any Landlord’s Agent have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

4.28	Mechanic’s Liens and Tenant’s Personal Property Taxes.

4.28.1	Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims. Tenant agrees to give Landlord prompt written notice of any such Claim.

4.28.2	Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, upon demand by Landlord.

SECTION 5: DEFAULT AND REMEDIES

5.1	Events of Default.

5.1.1	The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a)	vacation or abandonment of all or any portion of the Premises

(b)	failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within five (5) Business Days after written notice from Landlord; provided, that Landlord shall not be required to provide written notice of such failure to pay more than twice in any twelve (121 consecutive month period before such failure constitutes an Event of Default;

(c)	failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of twenty (20) Business Days after written notice from Landlord, or such additional time as is reasonably needed to cure the default, provided, that Tenant shall diligently pursue the cure and prosecute the same to completion;

(d)	(1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due; or

5.1.2	If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an ‘unexpired lease” under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

5.2	Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this paragraph, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this paragraph.

5.2.1	Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

(a)	the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

(b)	interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(c)	the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

(d)	the amount by which the aggregate of the unpaid Base Rent, Additional Rent and ail other sums payable under this Lease for the balance of the Lease Tern after the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

(e)	any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

(f)	all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

5.2.2	Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant. .

5.2.3	Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of all unpaid Base Rent, Additional Rent and all other sums payable under the then remaining term of the Lease, discounting such amount to present value at the Prime Rate.

5.2.4	If Tenant vacates, abandons or surrenders the Premises without Landlord’s consent, or if Landlord re-enters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover ail Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.6.

5.2.5	None of the following remedial actions after an Event of Default, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: an act by Landlord to maintain or preserve the Premises; any efforts by Landlord to relet the Premises; any repairs or alterations made by Landlord to the Premises; re-entry, repossession or reletting of the Premises by Landlord pursuant to this paragraph;

or the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease. If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

5.2.6	If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any cost of reletting (including finders’ fees and leasing commissions); third, to the payment of the Cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant. Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

5.2.7	Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (ail such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.3	Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) Business Days after notice of such failure by Landlord, or such shorter time in an emergency situation if reasonable under the circumstances, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this paragraph as in the case of default by Tenant in the payment of Base Rent.

5.4	Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed o perform; provided, however, that if the nature of Landlord’s obligation is such that more than twenty (201 Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such twenty t20) Business Day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as covenants, not conditions. In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedy shall be either an action for specific performance or an action for actual damages. Subject to the self-help provisions contained in Section 4.’t .2 of this Lease, Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any Landlord default.

SECTION 6: MISCELLANEOUS PROVISIONS

6.1	Notices. Any notice, request, approval, consent or written communication required or permitted to be delivered under this Lease shall be: (a) in writing; (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material; and (c) deemed to be delivered on the earlier of the date received or four (4) Business Days after having been deposited in the United States Postal Service, postage prepaid. Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other addresses) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this paragraph, with copies to the persons at the addresses, if any, designated opposite each party’s signature. Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause (bf above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

6.2	Attorney’s Pees and Expenses. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the non-breaching party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.

6.3	No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at taw.

6.4	Successors: Joint and Several Liability. Except as provided in the paragraph captioned ‘Exculpation and Limitation of Liability’ and subject to the paragraph captioned “Assignment and Subletting Landlord”, ail of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. In the event that more than one person, partnership, company, corporation or other entity is included in the term -Tenant”, then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5	Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Land is located. Tenant consents to Landlord’s choice of venue for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

6.6	No Waiver of Remedies. The waiver by either party of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of such party to insist on the strict performance by the other party of all of the covenants and conditions of this Lease. No act or thing done by either party or its Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by such party. The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by such party, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver. Any waiver by either party must be in writing and signed by such party to be effective.

6.7	Offer to Lease. The submission of this Lease to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

6.8	Force Maieure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fare, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of such party, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.

6.9	Landlord’s Consent. Unless otherwise provided in this Lease, whenever Landlord’s consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord’s judgment or discretion exercised reasonably and in good faith and shall be delivered in writing.

6.10	Severability Captions. If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.11	Interpretation. Whenever a provision of this Lease uses the term (a) “include” or including”, that term shall not be limiting but shall be construed as illustrative, (b) ‘covenant’, that term shall include any covenant, agreement, term or provision, (c) “at law”, that term shall mean at law or in equity, or both, and (d) “day’, that uncapitalized word shall mean a calendar day. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.12	Incorporation of Prior Agreements amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.13	Authority. If Tenant is a partnership, company, corporation or other entity, each individual executing this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained. If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.14	Time of Essence. Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.15	Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated. Such obligations shall include any and ail indemnity obligations set forth in this Lease.

6.16	Consent to Service. The addresses of Landlord and Tenant provided in accordance with Section 6.1 above shall be used for services of process. Nothing in this paragraph shall affect the right to serve process in any other manner permitted by law.

6.17	Landlord’s Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord’s Agents, only officers of Riggs Bank N.A., are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner. Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner. 6.18 Waiver of Jury Trial. Landlord and Tenant agree to waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or relating in any way to this Lease.

     IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.

Designated Address for Landlord:	LANDLORD:

c/o Riggs Trust Group	RIGGS & COMPANY, a division of Riggs Bank
Attn: ___________________	N.A., as Trustee of the Multi-Employer Property Trust,
808 17th Street, N.W.		a trust organized under 12 C.F.R Section 9.18
Washington, D.C. 20006
Facsimile: 202-835-6887

	By:	/s/ Robert R. Villeneuve

and to:	Name:	Robert R. Villeneuve
	Its:	Managing Director

with a copy to Manager at:

Trammell Crow Company
Attn: Gregory Armstrong
7535 E. Hampden Avenue, Suite 650
Denver, CO 80231-4845
Facsimile: 303-705-4399

Designated Address for Tenant:	TENANT:

Partminer, Inc.
Attn: General Counsel	PARTMINER, INC., a New York corporation
432 Park Avenue South
New York, New York 10016
Facsimile: 212-592-6859
	By:	/s/ Thomas Egan

	Name:	Thomas Egan
	Its:	VP Training & Administration
:

with a copy to Tenant at:

PartMiner, Inc.
7807 Peakview Avenue, Suite
Denver, Colorado
Facsimile:

LANDLORD ACKNOWLEDGEMENT

DISTRICT OF COLUMBIA	)
)ss.
)

     On this 5th day of September, 2000, before me personally appeared Robert R. Villeneuve, to me known to be a Managing Director of Riggs & Company, a division of Riggs Bank N.A., the Trustee of the Multi-Employer Property Trust, the national banking association that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said national banking association as trustee, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seat the day and ear first above written.

/s/ Denise Hart-Gamble

Name: Denise Hart-Gamble NOTARY PUBLIC in and for the
District of Columbia, residing at Uggs Bank N.A. My
appointment expires: March 3L, 2003

TENANT ACKNOWLEDGEMENT (CORPORATION)

STATE OF NEW YORK	)
) ss.
COUNTY OF SUFFOLK	)

     On this 31st day of July, 2000, before me, a Notary Public in and for the State of New York, personally appeared Thomas Egan, the VP Training & Administration of PartMiner, Inc. the New York corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he/they was/were authorized to execute said instrument.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seat the day and ear first above written.

/s/ Angela Murdock

Name: Angela Murdock NOTARY PUBLIC in and for the State of
New York. My appointment expires: March 10, 2001

EXHIBIT A TO LEASE

LEGAL DESCRIPTION OF LAND

TRACT 4.3 SUBDIVISION OF SECTION 21, TOWNSHIP 5 SOS, RANGE 67 WEST OF THE 6TH P.M. COUNTY OF ARAPAHOE, STATE OF COLORADO, RECORDED FEBRUARY 18, 1905 1N PLAT BOOK 1 PAGE 12 AND 13.

EXCEPT THAT PORTION CONVEYED TO THE COUNTY OF ARAPAHOE, COLORADO. BY INSTRUMENT RECORDED APRIL 30, 1986 IN OK 4737 (5139) AT PAGE 628. EXCEPT THAT PORTION CONVEYED TO THE COUNTY OF ARAPAHOE, COLORADO, BY INSTRUMENT RECORDED MAY 6, 1987 IN BOOK 5139 AT PAGE 639. AREA OF THIS PARCEL IS 8.778 ACRES, MORE OR LESS.

EXHIBIT B TO LEASE

DRAWING SHOWING LOCATION OF THE PREMISES

EXHIBIT C TO LEASE

LISTING OF PLANS AND SPECIFICATIONS FOR TENANT IMPROVEMENTS

1.	Partminer, Inc., Third Floor Space Plan, Sheet No. 3/SSP.1, Project No.0016.102.1, dated 7/12/00 prepared by W.E. Kieding Interior Architects.

EXHIBIT D TO LEASE

FORM OF MEMORANDUM OF COMMENCEMENT DATE

     Riggs & Company, a division of Riggs Bank N.A., as Trustee of the Multi-Employer Property Trust, a trust organized under 7 2 C.F.R. Section 9.18, as Landlord, and Partminer, Inc., as Tenant, executed that certain Lease dated as of , 2000 (the “Lease”).

     The tease contemplates that upon satisfaction of certain conditions Landlord and Tenant wilt agree and stipulate as to certain provisions of the Lease. Alt such conditions precedent to that stipulation have been satisfied.

     Landlord and Tenant agree as follows:

1.	The Commencement Date of the Lease is .

2.	The Termination Date of the Lease is .

3.	The Premises consist of rentable square feet.

4.	Base Rent is as follows:

through ; $ per month

through ; $ per month

through ; $ per month

5.	Tenant’s Pro Rata Share is percent ( %).

6.	The Lease is in full force and effect as of the date hereof, Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by landlord on or prior to such date, and Tenant has no right of set-off against any rentals.

     IN WITNESS WHEREOF, the parties have caused this Memorandum to be duly executed as of                    , 2000.

LANDLORD:	TENANT:
Riggs & Company, a division of Riggs Bank, N.A., as trustee of the Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18	Partminer, Inc.
By:	By:

Name:	Name:

Its:	Its:

EXHIBIT E TO LEASE

RULES AND REGULATIONS

     1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and wails shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

     2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

     3. Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building’s tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building.

     4. The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

     5. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of. Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Cleaning and janitorial services shall be provided five (5) days per week. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor, any of Landlord’s Agents or any other person.

     6. Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefore.

     7. HVAC service shall be provided to the Premises Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m.

     8. If Tenant requires telegraphic, telephonic, computer circuits, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions for their installation, and shall pay the entire cost of such installation (s).

     9. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements.

Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and al( damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

     10. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.

     11. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

     12. Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

     13. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

     14. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by dosing the doors or by other appropriate action.

     15. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

     16. Tenant shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services, except at such hours and under such regulations as may be fixed by Landlord. Landlord has approved the number and location of Tenant’s vending machines as shown on Tenant’s space plan.

     17. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them. The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

     18. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

     19. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

     20. Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

     21. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord. Landlord has approved the number and location of Tenant’s vending machines as shown on Tenant’s space plan.

     22. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

     23. Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord’s judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

     24. Tenant shall store all of its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

     25. The Premises shall not be used for lodging or any improper or immoral or objectionable purpose. No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

     26. Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

     27. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

     28. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

     29. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

     30. The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual. Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

     31. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.

     32. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter ,revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.

     33. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building. If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

     34. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land and the preservation of good order in the Building. Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations which are so made by Landlord.

     35. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant’s Agents.

EXHIBIT F TO LEASE

DESCRIPTION OF PERMITTED EXTERIOR SIGNS

     Tenant shall have the right to install an identification panel or otherwise be included on the monument sign located outside of the Building. Any such Tenant signage shall be subject to the mutual approval of the parties as to size and design.

EXHIBIT G TO LEASE

SCHEDULE OF CLEANING SERVICES

Introductory Note: All services set forth in this Exhibit shall only be performed if and to the extent the applicable surface to be vacuumed, buffed, polished, swept, moped, dusted, wiped, washed or otherwise cleaned is exposed and readily accessible.

Daily Cleaning Services

1.	Empty waste baskets and remove refuse to designated area. Reline and wipe clean receptacles as needed.

2.	Break down ail boxes or any items marked trash and remove to designated areas.

3.	Thorough vacuuming of ail carpeted area, including corner and crevice vacuuming in all tenant spaces and common areas.

4.	Vacuum upholstered chairs and sofas where necessary.

5.	Sweep all hard floors (tile, wood, etc.).

6.	Sweep and damp mop all vinyl, marble and quarry file floors. Spot buff as needed.

7.	Spot clean all tenant and common area carpets as needed. Shampoo all common area high traffic lanes as needed.

8.	Dust and/or wipe clean the following surfaces:

•	desks

•	chairs

•	file cabinets

•	tables

•	telephones

•	pictures and frames

•	doors

•	lamps

•	ledges and shelves

•	desk/furniture partitions

•	any other horizontal surface of a fixture or furniture subject to collecting dust

9.	Wipe clean the following surfaces:

•	window sills and (edges

•	counter tops and kitchen cabinets

•	switch plates

•	private entrance doors

•	glass, mirrored and wood doors, panels, windows and walls

•	walls in kitchen and disposal area

•	conference tables

10.	Wash, clean and disinfect water fountains and/or coolers. Give special attention to adjacent floor areas.

11.	Establish regular cleaning maintenance program for floor in public lobby area in conjunction with Property Manager; standard necessary to maintain is high quality shine with no water marks, stains, scuffing or other signs of wear.

12.	Wipe and polish all glass, chrome and metal surfaces such as windows (interior and up to standard ceiling height, partitions, banisters, door knobs, tight switch plates, kick plates, directional signs and door saddles.

13.	Dust and wipe clean sand urns.

14.	Polish directory.

15.	Vacuum and spot shampoo all carpet entrance mats.

16.	Spot clean all wall surfaces.

17.	Clean all entrance doors.

Daily Elevators

1.	Wash and polish wood and stainless walls, doors and hall plate. Keep tracks clean of dust, dirt and debris. Vacuum carpet. Spot clean carpet as needed.

Daily Vending Areas

1.	Thoroughly vacuum carpeting and damp mop tile flooring daily.

2.	Thoroughly wipe all tops and sides of vending machines and express mailbox cabinets with damp cloth. Spot clean all wall surfaces. Thoroughly clean microwave inside and outside.

3.	Empty trash and reline can daily.

4.	Wash trash container as needed.

Daily Lavatories

1.	Sweep and wet mop all tile floors using disinfectant.

2.	Thoroughly clean all mirrors, top to bottom.

3.	Scour, wash and disinfect all sink basins, counter tops, bowls, urinals, including undersides.

4.	Wash toilet seats, both sides.

5.	Wipe clean all partitions.

6.	Wipe clean all wall tile as needed.

7.	Remove all trash and sanitary waste, wash receptacles as necessary. Remove rubbish to designated area.

8.	Restock hand soap and paper products.

9.	Polish all stainless dispensers.

Weekly Cleaning Services

1.	Wash and sanitize metal partitions. Dust horizontal surfaces exceeding 70” height. Damp clean ceiling and exhaust fans.

2.	Wash all interior glass, including hallways, widows (excluding second story atrium windows), lobby doors, partitions and glass door panels.

3.	Dust all blinds in common areas.

4.	Sweep fire tower stairwells. Wet mop as needed. Wipe hand rails and dust metalwork.

5.	Wipe clean all desk tops and credenzas.

6.	Remove all finger prints and dirt from door frames, kick and push plates, handles and railings.

7.	Wet wipe all horizontal surfaces to 70” including moldings, shelves, etc.

8.	Polish all fine wood furniture including desks, chairs and cabinets.

9.	Spray buff all vinyl tiles floors as necessary.

10.	Machine buff other hard surfaces, floors to include ceramic, quarry and marble title as necessary.

11.	Wipe clean all plant containers in common areas.

Monthly/Quarterly Cleaning Services

1.	Thoroughly wipe clean all ceiling vents and exhaust tans and area immediately adjacent: monthly to quarterly, as needed.

2.	Strip and refinish all tile floors including restroom floors on a quarterly basis.

3.	Wipe clean and remove all fingerprints from full height doors.

4.	Vacuum all upholstered chairs.

5.	Thoroughly clean all venetian blinds, pipes, ventilating and air conditioning louvers, ducts and high molding: monthly to quarterly, as needed.

6.	Wipe clean as needed all vinyl base. Vacuum as needed all carpet cove base: monthly to quarterly, as needed.

7.	Thoroughly wash all trash receptacles, inside and outside.

8.	Spot clean all vertical surfaces.

9.	Spray buff all vinyl floors (both tenant and common ) quarterly.

Semi-Annual Cleaning Services

     Wash all common area walls including wall covering, paint, marble and vinyl base.

EXHIBIT H TO LEAST

TENANT’S TRADE FIXTURES

There are no trade fixtures on the Plans and Specifications set forth on Exhibit C.

The following trade fixtures will be instated by Tenant: None

EXHIBIT I TO LEASE

WORK LETTER AND CONSTRUCTION AGREEMENT
(Landlord to Construct Improvements)

     1. Tenant’s Improvements.

     Except as set forth herein, Tenant accepts the Premises and existing improvements therein in their “as is” condition. Landlord shall furnish and install within the Premises those items of general construction, but not personal property or trade fixtures (the “Tenant Improvements”), shown on the plans and specifications attached to this Lease as Exhibit C or, if the foregoing is not applicable, as finally approved by Landlord and Tenant, pursuant to Paragraph 2 below. All Tenant Improvements shall be constructed pursuant to this Work Letter and shall be performed by Landlord’s general contractor utilizing those subcontractors selected by Landlord in accordance with this Work Letter. Such general contractors and all subcontractors shall satisfy those union labor requirements set forth in the Lease in the paragraph captioned ‘Tenant’s Work Performance’.

     2. Pans and Specifications for Improvements.

          2.1 Tenant shall retain a licensed architect of its choice, subject to Landlord’s prior written approval, to prepare the plans and specifications described hereinafter for the Tenant Improvements. Landlord hereby approves W.F. Kieding Interior Architects to serve as Tenant’s architect and space planner. The plans and specifications shall be subject to Landlord’s approval, which approval shall not be unreasonably delayed, provided that such plans and specifications comply with and satisfy requirements (i) through (iii) set forth below in subparagraph 2.3.

          2.2 No Later than ten (10) days following the date of execution of the Lease by Tenant, Tenant shall cause its architect to furnish to Landlord for Landlord’s approval space plans sufficient to convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the “Space Plan’). If required by Landlord, Tenant’s architect shall consult with Landlord’s engineer in preparing the Space Plan, and incorporate such engineer’s requirements into the Space Plan. The fees of such engineer shall be a Cost of Tenant Improvements (as hereafter defined). If Landlord fails to disapprove the Space Plan within the ten (10) day period following its receipt of the Space Plan, the Space Plan shall be deemed approved. If Landlord shall disapprove of any portion of the Space Plan within such ten (101 day period, Landlord shall advise Tenant of the reasons therefor and shall notify Tenant of the revisions to the Space Plan that are reasonably required by Landlord for the purpose of obtaining approval. Tenant shall within seven (7) days submit to Landlord, for Landlord’s approval, a redesign of the Space Plan, Incorporating the revisions required by Landlord. If the redesign of the Space Plan is not approved by Landlord within ten (10) days following Landlord’s receipt of same, then at Landlord’s election either (a) this Lease may be terminated, and/or (b) the period from the date of Landlord’s receipt of such redesign until the date Landlord approves a subsequent redesign shall be deemed “Tenant Delay” (as hereinafter defined).

          2.3 Tenant shall cause its architect to prepare from Tenant’s approved Space Plan, complete architectural plans, drawings and specifications within ten (10) days after Landlord approves the Space Plan. Such complete plans, drawings and specifications are referred to herein as the “Plans”. Tenant’s Plans shall (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) comply with all applicable laws and ordinances, and the rules and regulations of all governmental authorities having jurisdiction; (iii) comply with all applicable insurance regulations; and (iv) be consistent with the approved Space Plan. Tenant shall submit the Plans for the approval of Landlord in the same manner as provided in Subparagraph 2.2 above for approval by Landlord of Tenant’s Space Plan.

          2.4 Tenant shall cause its architect to provide documentation for all changes to the Plans at the time each change is authorized for construction, pursuant to the requirements of Paragraph 6. At the conclusion of construction, Tenant shall cause its architect to update Tenant’s plans and specifications as necessary to reflect all changes to the Plans during the course of construction and to issue a set of sepias to the contractor for its review and mark up. Tenant shall cause its architect to review and certify the contractor’s marked up plans and provide to Landlord’s designated construction representative a “record set” of as-built sepias within thirty (30) days following completion of the Tenant Improvements. Landlord shall have no liability to Tenant or to any other person for errors or omissions in the Plans, Landlord’s review being for Landlord’s own purposes. Tenant shall rely solely on the advice and experience of Tenant’s architect in assuring the accuracy and sufficiency of the Plans for Tenant’s purposes.

     3. Building Shell Changes.

     If the Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the cast of the Building shell work caused by such Plans, amendment or supplement, shall be charged against Tenant. The preceding sentence shall not be construed as requiring that Landlord must approve any Plans which specify changes in the Building shell. If Building shell work is permitted by Landlord, the cost thereof shall include all architectural and/or engineering fees and expenses in connection therewith, as well as compensation to Landlord for the costs of any delays which arise from such changes (which delays shall also constitute Tenant Delay).

     4. Leasehold Improvement Approval and Cost.

          4.1 Landlord’s general contractor will be entitled to a contractor’s ‘fee and general conditions fee (not to exceed the current market rate for such fees). Upon receipt of the general contractor’s cost of construction, Landlord shall provide Tenant with a detailed breakdown of the cost of furnishing and installing the Tenant Improvements, including, without limitation: the cost of constructing improvements; the cost of preparing engineering plans; governmental agency plan check, permit and other fees; sales and use taxes; Title 24 fees; all other costs to be expended by Tenant in the construction of the Tenant Improvements; and a Landlord’s Construction Management fee of three percent (3%) of the cost of the Tenant Improvements (collectively, the “Cost of Tenant Improvements”). The Cost of Tenant Improvements may include expenses and “soft costs” incurred by Tenant, such as the fees of Tenant’s architect. Tenant shall approve in writing the estimated cost of Tenant Improvements within five (5) days following its receipt of same. No construction of Tenant Improvements shall commence until such approval is received by Landlord. At Landlord’s election, any delay by Tenant in giving such approval shall constitute Tenant Delay.

          4.2 Landlord shall establish an allowance (the ‘Tenant Improvement Allowance”) of Six Hundred Seventy Thousand, Nine Hundred Seventy-Seven Dollars ($67’0,977.00), which Tenant Improvement Allowance shall be used by Landlord solely for the design and installation of the Tenant Improvements. Tenant shall have the right to use the Tenant Improvement Allowance for any improvements described in the approved Plans. In no event shall the Tenant Improvement Allowance be used to pay for costs of Tenant’s furniture or other personal property, which shall be paid for by Tenant at its sole cost and expense. If the Cost of Tenant Improvements is less than the Tenant Improvement Allowance, Landlord shall retain such excess portion of the Tenant Improvement Allowance as its sole and separate property and Tenant shall have no rights or claims to it whatsoever, nor shall Tenant be entitled to any credit as a result of such excess. Notwithstanding anything to the contrary contained in this Work Letter and Construction Agreement, if the Cost of Tenant improvements exceeds the Tenant Improvement Allowance (“Excess Cost of Tenant Improvements”), prior to commencement of construction, Tenant shall deposit with Landlord, in cash, the amount of such Excess Cost of Tenant improvements to be disbursed by Landlord following full disbursement of the Tenant Improvement Allowance, and the balance, if any, to be returned to Tenant, without interest, following completion of the Tenant Improvements.

          4.3 If the Cost of Tenant Improvements increases due to the requirements of any governmental agency subsequent to Landlord’s approval of the bids pursuant to Paragraph 4.1, or for any other reason, Tenant shall pay to Landlord the amount of any such increase within ten (10) Business Days after receipt of notice of such cost increases.

          4.4 Subject to the terms of the Lease paragraph captioned “Removal of Property’, all of the Tenant Improvements, whether or not the cost thereof is covered by the Tenant Improvement Allowance, shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Term.

     5. Tenant Changes. Tenant may request a change, addition or alteration in the Tenant Improvements as shown by the Plans after Landlord’s final approval of such Plans (a “Change Order”) by delivery of a written request to Landlord for its approval and for the general contractor’s determination of (i) the increase in the cost of work to implement the Change Order, and (ii) the estimated delay, if any, in the construction of the Tenant Improvements occasioned by the Change Order. Tenant’s architect shall complete ail working drawings necessary to show the change, addition or alteration, and a Change Order in form satisfactory to Landlord. Following its approval of the Change Order and any delays in construction occasioned by the Change Order, Landlord shall deliver to Tenant its written approval of the Change Order and authorization to proceed with the work as shown by the Change Order, conditioned upon payment by Tenant to Landlord, in advance and in full, of any cost increase occasioned thereby. Landlord may decline any proposed Change Order if the change is inconsistent with the provisions of any of paragraphs 1 through 4 above. Any delay caused by work stoppage pending Landlord’s approval of a Change Order or payment by Tenant of any cost increase shall constitute Tenant Delay.

     6. Construction of Tenant improvements.

          6.1 Upon approval by Landlord of the Plans, and Cost of the Tenant Improvements, the general contractor shall proceed to secure a building permit and commence construction.

          6.2 The construction of Tenant Improvements shall be subject to the following:

     (i) As part of the Cost of the Tenant Improvements to be paid by Tenant (subject to Landlord’s contribution of the Tenant Improvement Allowance), Tenant shall reimburse Landlord for all costs directly or indirectly related to the Tenant Improvements, including, without Imitation: costs of site services, facilities and utilities (such as trash removal, , etc.); costs of remedying deficient or faulty work or inadequate clean-up done by Tenant or its contractor(s). and costs incurred by reason of delays caused by such work.

     (ii) All Tenant Improvements shall be installed only under the supervision of Landlord or its designated agent, and Tenant shall pay to Landlord a Construction Management fee in the amount of three percent (3°,’0) as described in Paragraph 4 above, which cost will be paid out of the Tenant Improvement Allowance.

          6.3 “Tenant Delay” shall include, without limitation, any delay in the completion of construction of Tenant Improvements resulting from (i) Tenant’s failure to comply with the provisions of this Work Letter and Construction Agreement or the Lease, including without limitation Tenant’s failure to meet any time deadlines established herein, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing ‘stems of materials or other components of the construction of Tenant Improvements, including, without limitation, mill work, which are not used in the construction of Tenant Improvements in accordance with Landlord’s building standards and which causes a delay in the Substantial Completion of the Tenant Improvements beyond the time when such improvements would otherwise be completed if constructed in accordance with the standards used in the remainder of the Building, (iii) delay in work caused by submission by Tenant of a request for any Change Order following

Landlord’s approval of the Plans, (iv) any additional time, as reasonably determined by Landlord, required for implementation of any Change Order with respect to the Tenant Improvements, (v) any changes in the Building Shell, or (vi) any other delay arising from the act or omission of Tenant or Tenant’s Agents. If there shall be any Tenant Delay, then Landlord may require Tenant to commence the payment of Rent under the Lease based upon when Substantial Completion would have occurred but for the Tenant Delay, or if not previously required by Landlord, Tenant shall pay such Rent to Landlord prior to Tenant occupying the Premises. Landlord shall not be liable for, and Tenant waives all claims against Landlord for, any defaults of the general contractor and all subcontractors and suppliers relating to construction of the Tenant Improvements. In the event of any such default, Tenant shall look solely to the general contractor or the subcontractors or suppliers. Notwithstanding anything to the contrary herein, no act, omission, failure or request by Tenant or any of its employees, agents, architects, contractors or suppliers shall constitute a Tenant Delay unless and until (a) Landlord gives written notice to Tenant stating that such act, omission, failure or request constitutes a Tenant Delay and (b) Tenant fails to remedy such act, omission or failure or fails to rescind such request within three (3) business days after such notice is given. If Tenant fails to remedy such act, omission or failure or fails to rescind such request within such three (3) business day period, then the resulting Tenant Delay shall be deemed to commence as of the day such notice was given.

     7. Miscellaneous.

          7.1 Any default of Tenant in this Work Letter and Construction Agreement shall constitute a default of Tenant under the Lease, and Landlord’s remedies shall be as set forth therein. All provisions of the Lease are fully incorporated in this Exhibit ‘C” as though set forth herein at length.

          7.2 Tenant shall designate one (1) construction representative authorized to act for Tenant upon whom Landlord can rely, and who shall consult with Landlord and Landlord’s contractors, employees and agents in connection with the construction of the Tenant Improvements.

          7.3 Tenant shall indemnify, defend, protect and hold Landlord’s Agents harmless from all Claims which arise in any way, directly or indirectly from or in connection with the design ®f the Tenant Improvements, including without limitation arising from the work of Tenant’s architect, engineer, employees or agents.

FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (“Agreement”) is made this 15’ day of June, 2001 (the “Effective Date”) and entered into by and between RIGGS & CC) , a division of ‘ s Bank NA, as Trustee of the Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18 (“Landlord”) and PAR 1R, INC., a Delaware corporation (“Tenant”). Unless otherwise defined in this Agreement, capitalized terms hereinafter used have the meanings given them in the Lease Agreement dated September 5, 2000 (the “Lease”.

BACKGROUND

     A. Landlord and Tenant entered into the Lease as amended, for 24,851 rentable square feet of space (the “Premises”) located at 7807 East Peakview Avenue, Denver, CO, as more fully described in the Lease.

     B. Landlord and Tenant agree to amortize a partial cost of the tenant improvement overage in the amount of $34,785 over the last sixty (60) months of the Lease, as provided for in the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1. BASE RATE: Pursuant to paragraph 1.39 of the Lease, `Tenant Improvements”, Landlord agrees to amortize a portion of the Tenant Improvement costs in the amount of $34,785 over the term of the Lease. The monthly amount of $.756.31 shall be added to the Tenant’s Base Rent commencing April 1, 2001, and shall continue through lease termination. As such the Base Rent shall be increased as follows:

(a) Months 1-2:	February 1, 2001 — March 31, 2001	$0.00 NNN
(b) Months 3-38:	April 1, 2001 — March 31, 2004	$37,370.12/month NNN
(c) Months 39-62:	April 1, 2004 — March 31, 2006	$38,923.30/month NNN

2. AUTHORITY : Tenant warrants that all necessary corporate actions have been duly taken to permit Tenant to enter into this Agreement and. that each undersigned officer has been duly authorized and instructed to execute this Agreement. .

3. FULL FORCE AND EFFECT: Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed.

[SIGNATURE BLOCKS ON FOLLOWING PAGES]

LANDLORD:

RIGGS & COMPANY, a division of Riggs Bank N.A., as Trustee of the Multi-Employer Property Trust

By:	/s/ Robert R. Villeneuve
	Name:	Robert R. Villeneuve
Its: Managing Director

DISTRICT OF COLUMBIA	)
) ss.
)

On this 22nd day of August 2001, before me personally appeared Robert Villeneuve, to me known to be the Managing Director of RIGGS & COMPANY, a division of Riggs Bank N.A., the trustee of the Multi-Employer Property Trust, the national berg association that executed the within and foregoing instrument as trustee, and acknowledged said instrument to be the free and voluntary act and deed of said national b ‘ g association as trustee, for the uses and purposes therein mentioned, and on oath stated that he (he or she) was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and teed my official seal the day and year first above written.

/s/ John M. Peter
Printed Name: John M. Peter
NOTARY PUBIC in and for the District of
Columbia
residing at
My commission expires:

(NOTARY SEAL).

TENANT:

PARTMINER, INC., a Delaware corporation

By:	/s/ Thomas Egan
	Name:	Thomas Egan
Its:

STATE OF NEW YORK	)
) ss.
COUNTY OF SUFFOLK	)

On this 27TH day of July 2001, before me personally appeared Thomas Egan, to me known to be the VP of Planning of Partminer, Inc., that executed the within and foregoing instrument as trustee, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned and on oath stated that he (he or she) was authorized to execute said instrument and that the seal affixes thereto is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and teed my official seal the day and year first above written.

/s/ Stacey Mgeieco
Printed Name: Stacey Mgeieco
NOTARY PUBIC in and for the State of New York
residing at 17 Saddle Lane, S. Huntington, NY
My commission expires: 7/27/2002

(NOTARY SEAL).

EXHIBIT C
INVENTORY
See attached.